Exhibit 10.1

EXECUTION VERSION

US$750,000,000

CREDIT AGREEMENT

dated as of July 14, 2021

among

Lennox International Inc.,

as the Borrower,

The Banks Listed Herein

and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Bank of America, N.A., Wells Fargo Bank, N.A.,

MUFG Bank, Ltd.

and U.S. Bank National Association,

as Syndication Agents,

PNC Bank, National Association, Regions Bank and Truist Bank,

as Documentation Agents

and

JPMorgan Chase Bank, N.A.,

BofA Securities, Inc., Wells Fargo Securities, LLC,

MUFG Bank, Ltd. and U.S. Bank National Association,

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

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Schedule 2.1(A)		- Revolving Commitments
Schedule 2.1(B)		- Letter of Credit Commitments
Schedule 2.18		- Existing Letters of Credit
Schedule 5.8		- Existing Indebtedness
Schedule 5.9		- Existing Liens

Exhibit A	-	Form of Note
Exhibit B	-	Form of Assignment and Assumption Agreement
Exhibit C	-	Form of Termination Date Extension Request
Exhibit D-1	-	Form of U.S. Tax Certificate (for Non-U.S. Banks that are not Partnerships)
Exhibit D-2	-	Form of U.S. Tax Certificate (for Non-U.S. Participants that are not Partnerships)
Exhibit D-3	-	Form of U.S. Tax Certificate (for Non-U.S. Participants that are Partnerships)
Exhibit D-4	-	Form of U.S. Tax Certificate (for Non-U.S. Banks that are Partnerships)

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CREDIT AGREEMENT

CREDIT AGREEMENT dated as of July 14, 2021, among LENNOX INTERNATIONAL INC., a Delaware corporation (the “Borrower”), the BANKS listed on the signature pages hereof and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in US Dollars.

“Adjusted Applicable Percentage” means, with respect to any Bank and its Revolving Commitment, the percentage of the total Revolving Commitments (excluding the Revolving Commitment of any Defaulting Bank) represented by such Bank’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Adjusted Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Adjusted AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars for any Interest Period, an interest rate per annum equal to the CDOR Rate for such Interest Period.

“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such other Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Syndication Agents and the Documentation Agents, and “Agent” means any of the foregoing.

“Agreed Currencies” means US Dollars and each Alternative Currency.

“Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 9.12(b).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the LIBO Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 8.1 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 8.1(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Alternative Currency” means (i) Australian Dollars, Euros, Sterling, Canadian Dollars, (ii) with respect to any Letter of Credit, any additional currency requested by the Borrower and approved in writing by the applicable Issuing Bank and the Administrative Agent at the time such Letter of Credit is issued, and (iii) with respect to any Loan, any additional currency requested by the Borrower and approved in writing by the Administrative Agent and each Bank; provided that such currency is a lawful currency that is readily available, freely transferable and not restricted and able to be converted into US Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) US$40,000,000 and (b) the total amount of the Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Commitments hereunder.

“Ancillary Document” has the meaning set forth in Section 9.9(b).

“Anti-Corruption Laws” means all laws, rules and regulations of the United States of America, the European Union, any European Union member state or the United Kingdom, in each case applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Creditor” has the meaning set forth in Section 9.12(b).

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its ABR Loans, its Domestic Lending Office, and (ii) in the case of its Term Benchmark Loans and RFR Loans, its Other Lending Office.

“Applicable Margin” means the “Term Benchmark Margin”, “RFR Margin” or the “CBR Margin”, as the case may be, in each case as set forth in Section 2.7(f).

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Revolving Commitments represented by such Bank’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.6(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in the form of Exhibit B or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“AUD Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the AUD Screen Rate for the longest period (for which the AUD Screen Rate is available) that is shorter than the Impacted AUD Rate Interest Period; and (b) the AUD Screen Rate for the shortest period (for which the AUD Screen Rate is available) that exceeds the Impacted AUD Rate Interest Period, in each case, at such time; provided that, if any AUD Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period; provided that, if the AUD Screen Rate shall not be available at such time for such Interest Period (an “Impacted AUD Rate Interest Period”), then the AUD Rate shall be the AUD Interpolated Rate.

“AUD Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian Dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the AUD Screen Rate shall be less than 0.00%, the AUD Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Australian Dollars” means the lawful currency of Australia.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Revolving Commitments.

“Available Commitment” means, with respect to any Bank, an amount equal to the Revolving Commitment of such Bank minus the amount of all outstanding Loans made by such Bank pursuant to Section 2.1 and the amount of LC Exposure and Swingline Exposure of such Bank.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (f) of Section 8.1.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of any Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their respective affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bank” means each bank or other financial institution listed on the signature pages hereof, each Assignee that becomes a Bank pursuant to Section 9.6(c) and their respective successors. In the event that any Bank, pursuant to Section 2.4(a), utilizes a branch or Affiliate to make a Loan, the term “Bank” shall include any such branch or Affiliate with respect to such Loan. Unless the context otherwise requires, the term “Bank” includes the Swingline Lender and the Issuing Banks.

“Base Rate Margin” has the meaning set forth in Section 2.7(f).

“Benchmark” means, initially, with respect to any RFR Loan or Term Benchmark Loan in any Agreed Currency, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or clause (c) of Section 8.1.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency or in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

(1) in the case of any Loan denominated in US Dollars, the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2) in the case of any Loan denominated in US Dollars, the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other US Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Banks and the Borrower pursuant to Section 8.1(c); or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Banks, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Banks, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Banks comprising the Required Banks.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.1 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 8.1.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any ERISA Affiliate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code to which Section 4975 of the Internal Revenue Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” means, with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board” means the Board of Governors of the Federal Reserve System (or any successors).

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing” means (a) a Revolving Borrowing or (b) a Swingline Loan.

“Business Day” means any day that satisfies each of the following, as applicable, (a) any day (other than a Saturday or a Sunday) on which banks are open for business in New York City, (b) in relation to Loans denominated in Sterling and in relation to the calculation or computation of LIBOR, any day (other than a Saturday or a Sunday) on which banks are open for business in London, (c) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (d) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only an RFR Business Day and (e) in relation to Loans denominated in any other Agreed Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan, any date on which dealings in the applicable Agreed Currency are carried on in the principal financial center of such Agreed Currency.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case subject to Section 1.2.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Bank or by any commercial bank having combined capital and surplus of not less than US$500,000,000 or with a long-term credit rating of no less than A- by S&P or A3 by Moody’s; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations of any Bank or of any commercial bank satisfying the requirements of clause (b) of this definition with respect to securities described in clause (a) or (b) of this definition; (e)

securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority of any such State, commonwealth or territory, the securities of which State, commonwealth, territory, political subdivision or taxing authority, as applicable, are rated at least A- by S&P or A3 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Bank or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest substantially exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds having a long-term rating of AAA by S&P or Aaa by Moody’s and total assets of at least US$1,000,000,000; or (i) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business (or by any agency thereof to the extent such obligations are backed by the full faith and credit of such sovereign nation), in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A-2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (h) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate.

“CBR Margin” has the meaning set forth in Section 2.7(f).

“CDOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the CDOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the CDOR Screen Rate for the longest period (for which the CDOR Screen Rate is available) that is shorter than the Impacted CDOR Rate Interest Period; and (b) the CDOR Screen Rate for the shortest period (for which the CDOR Screen Rate is available) that exceeds the Impacted CDOR Rate Interest Period, in each case, at such time; provided that, if any CDOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“CDOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto, Ontario time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent after 10:15 a.m., Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), rounded to the nearest 1/100th of 1% (with .005% being rounded up); provided that if the CDOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted CDOR Rate Interest Period”), then the CDOR Rate shall be the CDOR Interpolated Rate.

“CDOR Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in Canadian Dollars and for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian dollar Canadian bankers’ acceptances for the applicable Interest Period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that, if the CDOR Screen Rate shall be less than 0.00%, the CDOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Alternative Currency, a central bank rate as determined by the Administrative Agent in its reasonable discretion and (ii) 0.00%; plus (B) the applicable Central Bank Rate Adjustment.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent RFR Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Alternative Currency, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Euros for a maturity of one month (or, in the event the EURIBOR Screen Rate for deposits in Euros is not available for such maturity of one month, shall be based on the EURIBOR Interpolated Rate as of such time); provided that if such rate shall be less than 0.00%, such rate shall be deemed to be 0.00%.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 40% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not Continuing Directors; or (c) the occurrence of any “Change in Control” (or similar definition however denominated) with respect to any Material Indebtedness.

“Commitment Fee Rate” has the meaning set forth in Section 2.7(f).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consenting Bank” has the meaning set forth in Section 2.22(a).

“Consolidated EBITDA” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries without duplication on a consolidated basis in accordance with GAAP consistently applied for such period: (a) Consolidated Net Income; plus (b) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of: (i) income and franchise taxes, (ii) Interest Expense, (iii) amortization and depreciation expense, (iv) any non-cash charges or expenses resulting from the application of GAAP that requires a charge against earnings for the impairment of assets (including goodwill), (v) any non-cash charges or expenses that arose in connection with the grant of stock options or other equity based awards to officers, directors, consultants, and employees of the Borrower and its Subsidiaries, (vi) any other non-cash charges or expenses that do not represent an accrual for a future cash expenditure, (vii) any non-recurring charges which relate to the discontinuance of Subsidiary operations, (viii) any non-recurring charges which relate to restructuring and severance activities; provided, that the total cash amount of such charges shall not exceed US$20,000,000 during any four fiscal quarter period (not taking into account any cash charges under (ix) below), (ix) any non-recurring charges which relate to the refinance of the lease of the Borrower’s headquarters building located at 2140 Lake Park Blvd., Richardson, Texas (the “Synthetic Lease”); provided, that the total cash amount of such charges shall not exceed US$15,000,000 during the term of this Agreement, (x) any non-cash loss (or minus any gain) associated with the sale of assets not in the ordinary course of business, (xi) non-recurring loss or other items (or minus any non-recurring gain or income), (xii) any non-cash loss (or minus any non-cash gain) related to financial instrument hedges, (xiii) the cumulative non-cash effects of changes in accounting policies, (xiv) unusual or non-recurring charges or losses, including transaction fees, costs and expenses (including financing fees, financial and other advisory fees, accounting and consulting fees and legal fees) incurred in connection with any acquisitions or dispositions; and (xv) fees and out-of-pocket expenses incurred in connection with or reasonably related to the negotiation, preparation and closing of this Agreement and the Existing Credit Agreement, including any fees and out-of-pocket expenses incurred in the negotiation, preparation and closing of any amendment, waiver or consent to this Agreement or the Existing Credit Agreement; minus (c) cash payments made in such period related to a non-cash expense (other than with respect to restructuring activities) added to Consolidated Net Income in a previous period. In the event that the Borrower or any Subsidiary shall have completed any Material Acquisition or Material Disposition since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, for any period, the net income (or net loss) of the Borrower and its Subsidiaries for such period, determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Borrower and its consolidated Subsidiaries as the total assets of the Borrower and its consolidated Subsidiaries in accordance with GAAP.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who (a) was a member of the Borrower’s board of directors on the date of this Agreement (the “Current Board”) or (b) was nominated for election, elected or appointed to such board of directors with the approval of majority of the Current Board or their successors so nominated, elected, or appointed who were members of such board of directors at the time of such nomination, election or appointment (either by specific vote or by approval of a proxy statement in which such member named as a nominee for election as a director).

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 9.20.

“Current Board” has the meaning set forth in the definition of “Continuing Director”.

“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to the greater of (a) the sum of (x) SONIA for the day that is five Business Days prior to (A) if such RFR Interest Day is a Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not a Business Day, the Business Day immediately preceding such RFR Interest Day plus (y) 0.0326% per annum and (b) 0.00%. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Declining Bank” has the meaning set forth in Section 2.22(a).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Bank” means any Bank, as determined by the Administrative Agent, that (a) shall have failed to fund any Loan for two or more Business Days after the date that the Borrowing of which such Loan is to be a part of is funded by any other Banks (unless (i) such Bank and at least one other Bank shall have notified the Administrative Agent and the Borrower in writing of its determination that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) Banks representing a majority in interest of the aggregate Revolving Commitments shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) shall have failed to fund any portion of its participation in any LC Disbursement or Swingline Loans for two or more Business Days after the date on which such funding is to occur hereunder, (c) shall have notified the Administrative Agent (or shall have notified the Borrower, any Issuing Bank or the Swingline Lender, which shall in turn have notified the Administrative Agent) in writing that it does not intend or is unable to comply with its funding obligations under this Agreement, or shall have made a public statement to the effect that it does not intend or is unable to comply with such funding obligations or its funding obligations generally under other credit or similar agreements to which it is a party (unless, in the case of such Bank’s funding obligations under this Agreement, (i) such Bank and at least one other Bank shall have notified the Administrative Agent and the Borrower in writing of its determination that a condition to its obligation to make a Loan as part of such Borrowing shall not have been satisfied and (ii) Banks representing a majority in interest of the aggregate Revolving Commitments shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (d) shall have failed (but not for fewer than three Business Days) after a written request by the Administrative Agent to confirm that it will comply with its obligations to make Loans and fund participations in LC Disbursements and Swingline Loans hereunder; provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (d) upon receipt of such confirmation by the Administrative Agent; or (e) shall have, or shall have a Parent that shall have, become the subject of a Bankruptcy Event or a Bail-In Action; provided that a Bank shall not be deemed to be a “Defaulting Bank” solely as a result of the acquisition or maintenance of an ownership interest in such Bank or any Person controlling such Bank by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.

“Defaulting Bank LC Exposure” has the meaning set forth in Section 2.20(a)(iii)(D)(2).

“Deposit Obligations” means all obligations, indebtedness, and liabilities of the Borrower or any Guarantor, or any one of them, to any Bank or any Affiliate of any Bank arising pursuant to any deposit, lock box, automated clearing house or cash management arrangements entered into by any Bank or any Affiliate of any Bank with the Borrower or any Guarantor, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including the obligation, indebtedness, and liabilities of the Borrower or any Guarantor, or any one of them, to repay any credit extended in connection with such arrangements, interest thereon, and all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in the documentation executed in connection therewith.

“Disbursement Date” has the meaning set forth in Section 2.18(e).

“Documentation Agents” means PNC Bank, National Association, Regions Bank and Truist Bank, each in its capacity as documentation agent hereunder, and its successors in such capacity, and “Documentation Agent” means any of the foregoing.”

“Domestic Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) and/or one or more other offices, branches or Affiliates as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Early Opt-in Election” means, if the then-current Benchmark with respect to US Dollars is the LIBO Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding US Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower to trigger a fallback from the LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Banks.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA

Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.1.

“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants (including greenhouse gases), contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Internal Revenue Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (h) the failure to make any required contribution or payment to any Plan or Multiemployer Plan, or the making of any amendment to any Plan or Benefit Arrangement, which has resulted or would reasonably be expected to result in the imposition of a Lien upon the Borrower or any of its ERISA Affiliates pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or the posting of a bond or other security under ERISA or the Internal Revenue Code; (i) the occurrence of a “prohibited transaction” with respect to which the Borrower or any Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Internal Revenue Code) or a “party in interest” (within the meaning of Section 406 of ERISA) with respect to which the Borrower or any such Subsidiary could otherwise be liable; or (j) a Foreign Benefit Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the EURIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the EURIBOR Screen Rate for the longest period (for which the EURIBOR Screen Rate is available for Euros) that is shorter than the Impacted EURIBOR Rate Interest Period; and (b) the EURIBOR Screen Rate for the shortest period (for which the EURIBOR Screen Rate is available for Euros) that exceeds the Impacted EURIBOR Rate Interest Period, in each case, at such time; provided that, if any EURIBOR Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period; provided that, if the EURIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted EURIBOR Rate Interest Period”), then the EURIBOR Rate shall be the EURIBOR Interpolated Rate.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as of 11:00 a.m. Brussels time two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurodollar Daily Floating Rate” means, for any day, the daily fluctuating rate per annum equal to the Adjusted LIBO Rate for a one month interest period. Any change in the Eurodollar Daily Floating Rate due to a change in the LIBO Rate shall be effective from and including the effective date of such change in the LIBO Rate.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation, at the time the Guarantee of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank or any other recipient of any payment to be made by or on account of any obligation of the

Borrower or any Guarantor hereunder or under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank, in which its applicable lending office is located, or that are imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits Taxes imposed by the United States of America or the jurisdiction in which the Borrower is located or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Bank, any U.S. Federal withholding Tax that is imposed on amounts payable to such Bank with respect to any applicable interest in a Loan pursuant to any law in effect at the time such Bank becomes a party to this Agreement (or designates a new lending office), except to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.15(a), (d) Taxes attributable to a recipient’s failure to comply with Section 2.15(f) or (g) and (e) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Seventh Amended and Restated Credit Facility Agreement dated as of July 30, 2020, among Lennox International Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letter of Credit” means each letter of credit issued prior to the Effective Date by a Person that shall be an Issuing Bank and listed on Schedule 2.18.

“Existing Termination Date” has the meaning set forth in Section 2.22(a).

“Extension Effective Date” has the meaning set forth in Section 2.22(a).

“FASB” means the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any law, regulation, rule, promulgation or official agreement implementing an official government agreement with respect to the foregoing.

“FCA” has the meaning assigned to such term in Section 1.6.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“Fee Letters” mean (a) the Administrative Agent Engagement and Fee Letter, dated as of May 20, 2021, between the Borrower and the Administrative Agent in respect of the credit facility provided under this Agreement and (b) the fee letters dated as of July 14, 2021, among the Borrower and the Joint Lead Arrangers in respect of the credit facility provided under this Agreement.

“Fitch” means Fitch Ratings, Inc.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate, AUD Rate, CDOR Rate, EURIBOR Rate or Daily Simple RFR, as applicable.

“Foreign Bank” means, with respect to the Borrower, any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means each plan, fund (other than a trust or funding vehicle maintained exclusively by a Governmental Authority) or similar program not subject to ERISA or the Code which is an “employee benefit plan” (as defined in Section 3(3) of ERISA) maintained or contributed to by the Borrower or any of its Subsidiaries outside the United States primarily for the benefit of employees of the Borrower or any Subsidiary residing outside the United States of America, which plan, fund or other similar program provides or results in retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment and with respect to which the Borrower or any of its Subsidiaries could have any actual or contingent liability, other than a Plan.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“FSHCO” means any Domestic Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) of one or more CFCs.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means all existing and future Domestic Subsidiaries of the Borrower that have executed the Guaranty Agreement or a joinder thereto as a guarantor of the Obligations in accordance with Section 5.7.

“Guaranty Agreement” means the Guaranty Agreement, dated as of July 14, 2021, by the Borrower, the Domestic Subsidiaries party thereto in favor of JPMorgan Chase Bank, N.A., as Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement Obligations” means all obligations, indebtedness, and liabilities of the Borrower or any Guarantor, or any one of them, to any Bank or any Affiliate of any Bank, arising pursuant to any Hedging Agreement entered into by such Bank or Affiliate with the Borrower or any Guarantor, or any one of them, whether now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including all fees, costs, and expenses (including attorneys’ fees and expenses) provided for in such Hedging Agreements.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of the foregoing transactions.

“Impacted AUD Rate Interest Period” has the meaning assigned to such term in the definition of the term “AUD Rate” in this Section 1.1.

“Impacted CDOR Rate Interest Period” has the meaning assigned to such term in the definition of the term “CDOR Rate” in this Section 1.1.

“Impacted EURIBOR Rate Interest Period” has the meaning assigned to such term in the definition of the term “EURIBOR Rate” in this Section 1.1.

“Impacted LIBO Rate Interest Period” has the meaning assigned to such term in the definition of the term “LIBO Rate” in this Section 1.1.

“Increase Effective Date” has the meaning set forth in Section 2.24(c).

“Incremental Amendment” has the meaning set forth in Section 2.24(d)(iii).

“Incremental LC Participations” has the meaning set forth in Section 2.20(a)(iii)(D)(2).

“Incremental Lender” has the meaning set forth in Section 2.24(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including the Receivable Securitization Outstandings), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease Obligations of such Person, (d) all obligations of such Person in respect of the deferred purchase price of property (but not services) (excluding trade accounts payable that are less than 90 days past due or subject to good faith disputes incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed and (f) all Guarantees by such Person of Indebtedness of others; provided, that Indebtedness shall not include (1) obligations in respect of letters of credit or bankers’ acceptances, in each case, except to the extent such letters of credit or bankers’ acceptances have been drawn and not reimbursed when due (after giving effect to all applicable grace or cure periods) or (2) any Indebtedness that has been defeased, discharged and/or redeemed; provided further, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Information” has the meaning set forth in Section 9.10.

“Interest Expense” means the sum of the following calculated on a consolidated basis without duplication in accordance with GAAP: (a) total interest expense (excluding interest expense derived from amortization of fees and including any interest expense attributable to any Receivable Securitization Facility); plus (b) that portion of amounts paid under synthetic lease obligations that is representative of the interest expense that would have been paid if such transaction were accounted for as a capital lease or otherwise as a financing.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Termination Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan

(or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Termination Date, (c) with respect to any Term Benchmark Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and the Termination Date and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Termination Date.

“Interest Period” means with respect to any Term Benchmark Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or (other than in the case of CDOR) six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Term Benchmark Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Term Benchmark Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 8.1(f) shall be available for specification in the Notice of Borrowing. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Loan Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“IRS” means the United States Internal Revenue Service.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Bank” means (a) each of JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Bank, N.A., MUFG Bank, Ltd. and U.S. Bank National Association and (b) any other Bank selected by the Borrower that agrees to act as an issuer of Letters of Credit hereunder and such Bank’s successors in such capacity. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Lead Arrangers” means, collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc., Wells Fargo Securities, LLC, MUFG Bank, Ltd. and U.S. Bank National Association, in their respective capacities as joint lead arrangers and joint bookrunners in respect of the credit facility provided under this Agreement.

“Judgment Currency” has the meaning set forth in Section 9.12(b).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Bank shall remain in full force and effect until the Issuing Bank and the Banks shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

“Lender-Related Person” has the meaning set forth in Section 9.3(c).

“Letter of Credit” means any letter of credit issued pursuant to this Agreement. Letters of Credit may be denominated in US Dollars or in an Alternative Currency.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder. The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.1(B), or if an Issuing Bank has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Effective Date, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of an Issuing Bank may be modified from time to time by agreement between such Issuing Bank and the Borrower, and notified to the Administrative Agent.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“LIBO Interpolated Rate” means, at any time, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted LIBO Rate Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted LIBO Rate Interest Period, in each case, at such time; provided that if any LIBO Interpolated Rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.

“LIBO Rate” means, with respect to any Term Benchmark Borrowing denominated in US Dollars and for any Interest Period, the LIBO Screen Rate at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted LIBO Rate Interest Period”), then the LIBO Rate shall be the LIBO Interpolated Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Term Benchmark Borrowing denominated in US Dollars for any Interest Period, the LIBO Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for US Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.

“LIBOR” has the meaning assigned to such term in Section 1.6.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, each of the Borrower and its Subsidiaries shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than operating leases) relating to such asset.

“Loan” means an ABR Loan, a Term Benchmark Loan, an RFR Loan or a Swingline Loan, and “Loans” means ABR Loans, Term Benchmark Loans, RFR Loans, Swingline Loans or any combination of the foregoing.

“Loan Documents” means, collectively, this Agreement, the Guaranty Agreement and any Notes.

“Loan Party” means the Borrower and each Guarantor.

“Material Acquisition” means any acquisition, or a series of related acquisitions, consummated after the Effective Date that (a) involves the payment of consideration in excess of US$100,000,000 and (b) has been designated by the Borrower as a “Material Acquisition” by written notice to the Administrative Agent; provided that, except with respect to the first designation of a Material Acquisition, the Borrower may not designate an acquisition as a “Material Acquisition” unless the maximum Total Net Leverage Ratio pursuant to Section 5.12 as of the end of the most recent two fiscal quarters ended immediately prior to such designation was no greater than 3.50 to 1.00.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Borrower and its Subsidiaries, considered as a whole or (b) the validity or enforceability or the rights and remedies of the Administrative Agent and the Banks under, and against the Loan Parties of, the Loan Documents.

“Material Disposition” means any sale, transfer or other disposition by the Borrower or any of its Subsidiaries of (a) all or substantially all the issued and outstanding equity interests in any Person that are owned by the Borrower or any of its Subsidiaries or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that, in the case of clauses (a) and (b), such sale, transfer or other disposition yields net proceeds to the Borrower or any of its Subsidiaries in excess of US$100,000,000 in the aggregate.

“Material Indebtedness” means any Indebtedness of the Borrower, or any of its Subsidiaries, arising in one or more related or unrelated transactions after the date hereof, in each case in an aggregate principal amount exceeding US$75,000,000.

“Material Subsidiary” means, as of any date of determination, each Subsidiary of the Borrower with (i) a book value (as determined in accordance with GAAP) of total assets exceeding 10% of the book value (as determined in accordance with GAAP) of the Consolidated Total Assets of the Borrower and all of its Subsidiaries as determined as of the last day of the fiscal quarter of the Borrower most recently ended prior to such date of determination or (ii) Consolidated EBITDA (determined on a standalone basis for such Subsidiary) equaling or exceeding 10% of Consolidated EBITDA of the Borrower and all of its Subsidiaries for any period of four consecutive fiscal quarters most recently ended prior to such date of determination.

“Maximum Incremental Participation Amount” has the meaning set forth in Section 2.20(a)(iii)(D)(2).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any of its ERISA Affiliates has within the current plan year or any of the preceding five plan years made or accrued an obligation to make contributions.

“Non-Defaulting Bank” means, at any time, any Bank that is not a Defaulting Bank at such time.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Borrowing (as defined in Section 2.2).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 A.M. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, then such rate shall be deemed to be 0.00% for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligations” means, collectively, (a) the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, the Letters of Credit and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any Note or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Bank that are required to be paid by the Borrower pursuant hereto) or otherwise (the “Loan Obligations”), (b) all Hedge Agreement Obligations and (c) all Deposit Obligations; provided, however, that the definition of “Obligations” shall exclude any Excluded Swap Obligations of any Guarantor for purposes of determining any obligations of any such Guarantor.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Benchmark Rate Election” means, with respect to any Loan denominated in US Dollars, if the then-current Benchmark is the LIBO Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, US Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate, and

(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Banks.

“Other Lending Office” means, as to each Bank, its office, branch or Affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Other Lending Office) and/or one or more other offices, branches or Affiliates of such Bank as it may hereafter designate as its Other Lending Office by notice to the Borrower and the Administrative Agent.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Loan Document; provided that, such term shall not include any of the foregoing taxes that result from the execution of an Assignment and Assumption Agreement or grant of a participation pursuant to Section 9.6(b), except to the extent that any such action is requested or required by any Loan Party.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Term Benchmark borrowings by U.S.-managed banking offices of depositary institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Participant Register” has the meaning set forth in Section 9.6(b).

“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patriot Act” has the meaning set forth in Section 9.17.

“Payment” has the meaning set forth in Section 7.12(c)(i).

“Payment Notice” has the meaning set forth in Section 7.12(c)(ii).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Encumbrance” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.5;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in good faith;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation and other casualty-related insurance programs, unemployment insurance, employer’s health tax, other social security laws or regulations, or retirement benefits (including, pledges or deposits or similar Liens securing liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course);

(d) Liens and deposits to secure the performance of, or related obligations to, bids, trade contracts, leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (i) of Section 6.1;

(f) easements, zoning restrictions, leases or subleases granted to others in the ordinary course of business and covering only the assets so leased, rights-of-way, restrictive covenants, and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g) Liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement;

(h) Leases, subleases, licenses and sublicenses entered into by the Borrower or a Subsidiary in good faith and which do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(i) statutory and common law landlords’ liens or substantially similar Liens granted in favor of landlords, in each case, under or in respect of leases to which Borrower or one of the Subsidiaries is a party;

(j) (i) customary Liens (including the right of set-off) in favor of banking institutions encumbering deposits held by such banking institutions incurred in the ordinary course of business and (ii) Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;

(k) Liens on the non-fixed assets of a Foreign Subsidiary given in the ordinary course of business and securing the payment for goods or services or the unpaid purchase price of goods or services and related expenses;

(l) any interest or title of a lessor, licensor, sublessor or sublicensor under leases or licenses not prohibited under this Agreement that are entered into in the ordinary course of business;

(m) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(n) Liens in connection with the purchase or shipping of goods or assets on the related goods or assets and proceeds thereof in favor of the seller or shipper of such goods or assets or pursuant to customary reservation or retention of title arising in the ordinary course of business and not securing Indebtedness.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate” means the rate of interest per annum last quoted by The Wall Street Journal as the “prime rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” has the meaning set forth in Section 9.3(b).

“Protesting Bank” has the meaning set forth in Section 2.16(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Indebtedness” means any publicly traded notes, bonds, debentures or similar indebtedness set forth in (a) the Borrower’s Form 10-K for the most recently ended fiscal year or (b) any filings by the Borrower on Form 10-Q or Form 8-K made after the end of the most recently ended fiscal year.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.20.

“Ratings” means the ratings of Fitch, Moody’s and S&P applicable to the Borrower’s long-term senior unsecured debt.

“Reallocated Letter of Credit” has the meaning set forth in Section 2.20(a)(iii).

“Receivable Securitization Facility” means, with respect to the Borrower or any Subsidiary, a transaction or group of transactions typically referred to as a securitization in which the Borrower or such Subsidiary sells its accounts receivable in a transaction accounted for as a true sale to a special purpose bankruptcy remote entity that obtains debt financing to finance the purchase price.

“Receivable Securitization Outstandings” means the aggregate amount outstanding (i.e., advanced as the purchase price and not repaid from collections) under all Receivable Securitization Facilities of the Borrower and its Subsidiaries that is representative of the principal amount that would be outstanding if such Receivable Securitization Facilities were accounted for as financings.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the LIBO Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if the RFR for such Benchmark is SONIA, then four Business Days prior to such setting or (4) if such Benchmark is none of the LIBO Rate, the EURIBOR Rate or SONIA, the time determined by the Administrative Agent in its reasonable discretion.

“Refunding Borrowing” means a Borrowing which, after application of the proceeds thereof, results in no net increase in the outstanding principal amount of Loans made by any Bank.

“Register” has the meaning set forth in Section 9.6(g).

“Regulation D” means Regulation D of the Board, as in effect from time to time.

“Regulation T” means Regulation T of the Board, as in effect from time to time.

“Regulation U” means Regulation U of the Board, as in effect from time to time.

“Regulation X” means Regulation X of the Board, as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, partners, trustees, administrators, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in US Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, and (iv) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the LIBO Rate, (b) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Rate, (d) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate or (e) with respect to any Borrowing denominated in Sterling, Daily Simple RFR.

“Relevant Screen Rate” means (a) with respect to any Term Benchmark Borrowing denominated in US Dollars, the LIBO Screen Rate, (b) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, (c) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the CDOR Screen Rate and (d) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate.

“Required Banks” means, at any time, Banks having at least 50.1% of the aggregate amount of the Revolving Commitments or, if the Revolving Commitments shall have been terminated, holding Loans evidencing at least 50.1% of the aggregate unpaid principal amount of the Loans; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VI, and for all purposes after the Loans become due and payable pursuant to Article VI or the Revolving Commitments expire or terminate, then, as to each Bank, clause (a) of the definition of Swingline Exposure shall only be applicable for purposes of determining its Revolving Exposure to the extent such Bank shall have funded its participation in the outstanding Swingline Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted” means, when used in reference to cash or Cash Equivalents of any Person, that such cash or Cash Equivalents (a) appear (or would be required to appear) as “restricted” on a consolidated balance sheet of such Person prepared in conformity with GAAP or (b) are subject to a first priority Lien in favor of any creditor, other than Liens created under the Loan Documents.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary (other than any compensation related options, warrants or other rights granted to employees, officers or directors of the Borrower and its Subsidiaries).

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” means (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement, (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Borrowing” means Revolving Loans of the same Type and currency made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.

“Revolving Commitment” means, with respect to each Bank, the commitment, if any, of such Bank to make Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Bank’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.9, (b) increased from time to time pursuant to a Revolving Commitment Increase, and (c) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.6. The initial amount of each Bank’s Revolving Commitment is set forth on Schedule 2.1(A), or in the Assignment and Assumption pursuant to which such Bank shall have assumed its Revolving Commitment or Incremental Commitment pursuant to which such Bank shall have become a Bank, as applicable. As of the Effective Date, the aggregate amount of the Banks’ Revolving Commitments is US$750,000,000.

“Revolving Commitment Increase” has the meaning set forth in Section 2.24(a).

“Revolving Exposure” means, at any time, the aggregate principal amount of Loans then outstanding together with the aggregate amount of LC Exposure and Swingline Exposure at such time. The amount of Revolving Exposure, at any time, shall not exceed the amount of total Revolving Commitments at such time.

“Revolving Loan” means a loan made by a Bank pursuant to Section 2.1(a).

“RFR” means, for any RFR Loan denominated in Sterling, SONIA.

“RFR Administrator” means the SONIA Administrator.

“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.

“RFR Business Day” means, for any Loan denominated in Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.

“RFR Margin” has the meaning set forth in Section 2.7(f).

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person greater than 50% owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the United State of America.

“SOFR” means, with respect to any day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding day.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR-Based Rate” means SOFR, Daily Simple SOFR or Term SOFR.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted AUD Rate, the Adjusted CDOR Rate, the Adjusted EURIBOR Rate or the Adjusted LIBO Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” means the lawful currency of the United Kingdom.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower, as applicable.

“Supported QFC” has the meaning set forth in Section 9.20.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Bank at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Bank that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Banks shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Banks in effect at such time, and (b) in the case of any Bank that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Bank outstanding at such time, less the amount of participations funded by the other Banks in such Swingline Loans.

“Swingline Lender” means JPMorgan Chase Bank, N.A. (or its successor), in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.23.

“Syndication Agents” means Bank of America, N.A., Wells Fargo Bank, N.A., MUFG Bank, Ltd. and U.S. Bank National Association, each in its capacity as syndication agent for the Banks hereunder, and its successors in such capacity.

“Synthetic Lease” has the meaning set forth in the definition of “Consolidated EBITDA” herein.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted AUD Rate, the Adjusted CDOR Rate, the Adjusted LIBO Rate or the Adjusted EURIBOR Rate.

“Term Benchmark Margin” has the meaning set forth in Section 2.7(f).

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Banks and the Borrower of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 8.1 that is not Term SOFR.

“Termination Date” means July 14, 2026 or, if such day is not a Business Day, the next preceding Business Day, or such later date pursuant to an extension under Section 2.22.

“Termination Date Extension Request” means a request by the Borrower, in the form of Exhibit C hereto or such other form as shall be approved by the Administrative Agent, for the extension of the Termination Date pursuant to Section 2.22.

“Total Indebtedness” means, as of any date, the sum of the aggregate principal amount of Indebtedness of the Borrower and its Subsidiaries outstanding as of such date in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, but excluding obligations, contingent or otherwise, of the Borrower and its Subsidiaries as an account party or applicant in respect of acceptances, letters of credit, surety bonds, letters of guaranty or similar arrangements, unless such acceptance, letter of credit, surety bond or letter of guaranty supports an obligation that constitutes Indebtedness.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date minus the lesser of (x) Unrestricted Cash as of such date in excess of US$50,000,000 and (y) US$275,000,000 to (b) Consolidated EBITDA for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.1(a) or (b).

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted AUD Rate, the Adjusted CDOR Rate, the Adjusted LIBO Rate, the Adjusted EURIBOR Rate, the Alternate Base Rate or Daily Simple RFR.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.00%, the Unadjusted Benchmark Replacement will be deemed to be 0.00% for the purposes of this Agreement.

“Unrestricted Cash” means, as of any date, the aggregate amount of cash and Cash Equivalents owned on such date by the Borrower and its Subsidiaries; provided that such cash and Cash Equivalents are not Restricted.

“Upfront Fee” has the meaning assigned to such term in Section 2.8(c).

“US Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in US Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in US Dollars determined by using the rate of exchange for the purchase of US Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of US Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in US Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.

“US Dollars” or “US$” means the lawful currency of the United States.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Special Resolution Regimes” has the meaning assigned to such term in Section 9.20.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(C).

“Withholding Agent” means any Loan Party or the Administrative Agent.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and

(b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Subsidiaries delivered to the Banks; provided that if the Borrower notifies the Administrative Agent that it wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the compliance by the Borrower with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-10-25 (formerly Statement of Financial Accounting Standards 159, The Fair Value Option for Financial Assets and Financial Liabilities), or any successor thereto, to value any Indebtedness of the Borrower or any other Subsidiary at “fair value”, as defined therein.

SECTION 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans, including Swingline Loans, of one or more Banks to be made to the Borrower pursuant to Article II on a single date, in a single currency and, in the case of Term Benchmark Loans, for a single Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Term Benchmark Borrowing” is a Borrowing comprised of Term Benchmark Loans) or by reference to the provisions of Article II under which participation therein is determined.

SECTION 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law), and all judgments, orders, writs and decrees binding on the applicable Persons, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including this Agreement and the other Loan Documents) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.5. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the US Dollar Equivalent amounts of Loans or Letter of Credit extensions denominated in Alternative Currencies. Such US Dollar Equivalent shall become effective as of such Revaluation Date and shall be the US Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the US Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be.

SECTION 1.6. Interest Rates; LIBOR Notification. The interest rate on a Loan may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The interest rate on Term Benchmark Loans denominated in US Dollars is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate (“LIBOR”) is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of all seven euro LIBOR settings, the overnight, 1-week, 2-month and 12-month British Pound Sterling LIBOR settings, and the 1-

week and 2-month US Dollar LIBOR settings will permanently cease; immediately after June 30, 2023, publication of the overnight and 12-month US Dollar LIBOR settings will permanently cease; immediately after December 31, 2021, the 1-month, 3-month and 6-month British Pound Sterling LIBOR settings will cease to be provided or, subject to consultation by the FCA, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored; and immediately after June 30, 2023, the 1-month, 3-month and 6-month US Dollar LIBOR settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a synthetic basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of LIBOR and/or regulators will not take further action that could impact the availability, composition, or characteristics of LIBOR or the currencies and/or tenors for which LIBOR is published. Each party to this agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of LIBOR. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 8.1(b) and (c) provide a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 8.1(e), of any change to the reference rate upon which the interest rate on Term Benchmark Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the Daily Simple RFR, LIBOR or other rates in the definition of “LIBO Rate” (or “AUD Rate, “CDOR Rate” or “EURIBOR Rate”, as applicable) or with respect to any alternative or successor rate thereto, or replacement rate thereof (including (i) any such alternative, successor or replacement rate implemented pursuant to Section 8.1(b) or (c), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 8.1(d)), including whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Daily Simple RFR, the LIBO Rate (or the AUD Rate, the CDOR Rate or the EURIBOR Rate, as applicable) or have the same volume or liquidity as did the London interbank offered rate (or the euro interbank offered rate) prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any Daily Simple RFR, any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any RFR, Daily Simple RFR or the Term Benchmark Rate, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Bank or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.7. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its capital stock at such time.

ARTICLE II

THE CREDITS

SECTION 2.1. Commitments to Lend. During the Availability Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans in US Dollars or in one or more Alternative Currencies to the Borrower pursuant to this Section from time to time in amounts such that (x) the US Dollar Equivalent of the Revolving Exposure by such Bank at any one time outstanding shall not exceed the amount of its Revolving Commitment and (y) the US Dollar Equivalent of all Revolving Loans at any time outstanding shall not exceed the Alternative Currency Loan Sublimit. Each Borrowing under this Section shall be in an aggregate principal amount equal to the US Dollar Equivalent of US$5,000,000 or any larger multiple of the US Dollar Equivalent of US$1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b)) and shall be made from the several Banks ratably in proportion to their respective Available Commitments. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent permitted by Section 2.11, prepay Loans and reborrow at any time during the Availability Period under this Section.

SECTION 2.2. Notice of Borrowings. With respect to the Borrowing of any Revolving Loan, the Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) (a) in the case of an ABR Borrowing, at its New York address not later than 1:00 P.M. (New York City time) on the date of such ABR Borrowing and (b) (i) in the case of a Term Benchmark Borrowing denominated in US Dollars, at its New York address not later than 12:00 P.M. (New York City time) on the third Business Day before the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in any Alternative Currency, at its New York address not later than 12:00 P.M. (New York City time) on the fourth Business Day before the proposed Borrowing and (iii) in the case of an RFR Borrowing denominated in Sterling, at its New York address not later than 12:00 P.M. (New York City time) on the fifth Business Day before the proposed Borrowing, in each case specifying:

(a) the date of such Borrowing, which shall be a Business Day,

(b) the aggregate amount and the Agreed Currency of such Borrowing,

(c) whether the Loans comprising such Borrowing are to be ABR Loans, Term Benchmark Loans or RFR Loans, and

(d) in the case of a Term Benchmark Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

If no election as to the currency of a Borrowing is specified, then the requested Borrowing shall be made in US Dollars. If no election as to the pricing of Loans comprising a US Dollar Borrowing is specified, then the requested Borrowing shall be a Term Benchmark Borrowing with an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing in an Alternative Currency, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.3. [Reserved].

SECTION 2.4. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower. Each Bank at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Bank to make such Loan (subject to the provision by such branch or Affiliate, prior to such branch or Affiliate receiving any payments pursuant to the Loan Documents, of any documentation required pursuant to Section 2.15); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(b) Not later than 1:30 P.M. (New York City time) on the date of each Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available in New York City to the Administrative Agent at its address specified in or pursuant to Section 9.1. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available in like funds to the Borrower at the Administrative Agent’s aforesaid address. If any Bank makes a new Loan hereunder on a day on which the Borrower is to repay all or any part of an outstanding Loan from such Bank, such Bank shall apply the proceeds of its new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by such Bank to the Administrative Agent as provided in this subsection (b), or remitted by the Borrower to the Administrative Agent as provided in Section 2.12, as the case may be.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date (or, if a ABR Borrowing, the time) of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.4 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at a rate per annum equal to the daily average NYFRB Rate. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.5. Evidence of Indebtedness. (a) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Bank resulting from the Loans of such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to Section 9.6(g), and a subaccount therein for each Bank, in which shall be recorded (i) the amount of each Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Bank’s share thereof.

(c) The entries made in the Register and the accounts of each Bank maintained pursuant to Section 2.5(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) any Loans made to the Borrower by such Bank in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Bank, the Borrower will execute and deliver to such Bank a single Note of the Borrower evidencing any Loans of such Bank.

SECTION 2.6. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the Termination Date.

SECTION 2.7. Interest Rates. (a) Each ABR Loan (other than any Swingline Loan) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the applicable Base Rate Margin. Such interest shall be payable quarterly in arrears on each applicable Interest Payment Date and upon the date of termination of the Revolving Commitments in their entirety. Any overdue principal of or interest on any ABR Loan (after giving effect to all applicable grace periods under Section 6.1) shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to ABR Loans for such day

(b) Each Term Benchmark Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the applicable Term Benchmark Margin plus the Adjusted AUD Rate, the Adjusted CDOR Rate, the Adjusted LIBO Rate or the Adjusted EURIBOR Rate, as applicable. Each RFR Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of the applicable RFR Margin plus the applicable Daily Simple RFR. Such interest shall be payable on each applicable Interest Payment Date. Any overdue principal of or interest on any Term Benchmark Loan or RFR Loans (after giving effect to all applicable grace periods under Section 6.1) shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to such Loan as provided in this Section 2.7(b).

(c) In accordance with Section 2.23(b), the Borrower may elect for a Swingline Loan to bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at either (a) a rate per annum equal to the sum of the Alternate Base Rate for such day plus the applicable Base Rate Margin or (b) a rate per annum equal to the sum of the Applicable Margin for Term Benchmark Loans plus the applicable Eurodollar Daily Floating Rate; provided that if the Swingline Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Daily Floating Rate (including because the Eurodollar Daily Floating Rate is not available or published on a current basis) then the Eurodollar Daily Floating Rate shall be replaced with Daily Simple SOFR or such other rate as agreed between the Swingline Lender and the Borrower.

(d) [Reserved].

(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(f) Each of “Term Benchmark Margin”, “RFR Margin”, “CBR Margin”, “Base Rate Margin” and “Commitment Fee Rate” means, for any day, the percentage set forth below in the column below such term and in the row corresponding to the “Level” in effect for the Borrower on such day:

				Applicable Term Benchmark / RFR / CBR	Applicable Base Rate Margin	Commitment Fee Rate
	Ratings
Level	Fitch	Moody’s	S&P	Margin
I	A- (or higher)	A3 (or higher)	A- (or higher)	1.000%	0.000%	0.100%
II	BBB+	Baa1	BBB+	1.125%	0.125%	0.125%
III	BBB	Baa2	BBB	1.250%	0.250%	0.150%
IV	BBB-	Baa3	BBB-	1.500%	0.500%	0.200%
V	Lower	Lower	Lower	1.750%	0.750%	0.275%

; provided that (i) if three Ratings exist, in the case of split Ratings from Fitch, S&P and Moody’s, the Rating to be used to determine the applicable Level shall be the middle of the three Ratings (disregarding the highest and lowest Rating), (ii) if only two Ratings exist, in the case of split Ratings, the Rating to be used to determine the applicable Level shall be the higher of the two Ratings, or if the Ratings differ by more than one Level as indicated above, the Rating to be used to determine the applicable Level shall be the Rating one below the higher of the two Ratings, (iii) if only one Rating exists, the applicable Term Benchmark Margin, RFR Margin, CBR Margin, Base Rate Margin and the Commitment Fee Rate shall be determined by reference to the Level corresponding to the available Rating, (iv) if no Ratings exist, the applicable Level shall be Level V and (v) if any Rating shall be changed (other than as a result of a change in the rating system of the applicable rating agency), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the applicable Term Benchmark Margin, RFR Margin, CBR Margin, Base Rate Margin or the Commitment Fee Rate shall apply to all outstanding Term Benchmark Loans, RFR Loans, CBR Loans and ABR Loans and to all commitment fees accruing during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any rating agency described in this Section 2.7(f) shall change or if any such rating agency shall cease to be in the business of rating corporate debt obligations or the Ratings from any such rating agency shall become otherwise generally unavailable, the Borrower and the Banks party hereto shall negotiate in good faith to amend the references to specific Ratings in this Section 2.7(f) to reflect such changed rating system or the unavailability of ratings from such rating agency.

SECTION 2.8. Fees. (a) The Borrower shall pay to the Administrative Agent for the account of the Banks a commitment fee, which shall accrue at the applicable Commitment Fee Rate, as set forth in Section 2.7(f), on the daily unused amount of the Revolving Commitment of each Bank during the period from and including the date hereof to but excluding the date on which such Revolving Commitment terminates. Accrued commitment fees shall be payable quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the date of this Agreement, and upon the date of termination of the Revolving Commitments in their entirety. All commitment fees shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a participation fee, payable in US Dollars, with respect to its participations in Letters of Credit, which shall accrue at the applicable Term Benchmark Margin as set forth in Section 2.7(f) on the average daily amount of the US Dollar Equivalent of such Bank’s LC Exposure during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Revolving Commitment terminates and the date on which such Bank ceases to have any LC Exposure. The Borrower also agrees to pay to each Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum or at such rate as shall be mutually agreed upon by the Borrower and such Issuing Bank on the daily aggregate face amount of outstanding Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Bank a fee (the “Upfront Fee”) equal to the percentage of the aggregate principal amount of the Revolving Commitments on the Effective Date as agreed between the Administrative Agent and the Borrower.

SECTION 2.9. Optional Termination or Reduction of Commitments. During the Availability Period, the Borrower may, upon at least three Business Days’ notice to the Administrative Agent (which shall give prompt notice thereof to each Bank), (a) terminate the Revolving Commitments at any time, if no Loans are outstanding at such time or (b) ratably reduce from time to time by a minimum aggregate amount of US$5,000,000 or any multiple of US$1,000,000 in excess thereof, the aggregate amount of the Revolving Commitments; provided that any outstanding principal amount of Loans that would exceed the aggregate amount of the Revolving Commitments after any such reduction must be prepaid at the time of such reduction, together with any related amounts payable under Section 2.13 in connection therewith. Any termination or reduction of the Revolving Commitments shall be permanent; provided that a notice of termination of the Revolving Commitments may state that such notice is conditioned upon the effectiveness of a specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such event has not occurred or will not occur.

SECTION 2.10. Mandatory Termination of Revolving Commitments; Mandatory Prepayments. (a) The Revolving Commitments shall terminate on the Termination Date, and any Loans then outstanding, including the unpaid principal amount of each Swingline Loan (in each case together with accrued interest thereon) shall be due and payable on such date.

(b) (i) If other than as a result of fluctuations in currency exchange rates, on any day, the US Dollar Equivalent of Revolving Exposure exceeds the aggregate Revolving Commitments on such date, the Borrower shall, within five Business Days, (A) prepay sufficient outstanding Loans in an aggregate principal amount (together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) and/or (B) cash collateralize Letters of Credit such that, after giving effect thereto, the US Dollar Equivalent of Revolving Exposure does not exceed the aggregate Revolving Commitments on such date.

(ii) If solely as a result of fluctuations in currency exchange rates, on any Revaluation Date, the US Dollar Equivalent of Revolving Exposure exceeds the aggregate Revolving Commitments on such date or the US Dollar Equivalent of outstanding Revolving Loans denominated in Alternative Currencies exceeds the Alternative Currency Sublimit, the Borrower shall, within five Business Days, (A) prepay sufficient outstanding Loans in an aggregate principal amount

(together with interest accrued to the date of such prepayment on the principal so prepaid and any amounts payable under Section 2.13 in connection therewith) and/or (B) cash collateralize Letters of Credit such that, after giving effect thereto, the US Dollar Equivalent of Revolving Exposure does not exceed the aggregate Revolving Commitments on such date and the US Dollar Equivalent of outstanding Revolving Loans denominated in Alternative Currencies does not exceed the Alternative Currency Sublimit.

(iii) Each such mandatory prepayment shall be applied to prepay ratably the Loans of the several Banks included in each Borrowing so prepaid.

SECTION 2.11. Optional Prepayments. (a) The Borrower may (i) upon notice to the Administrative Agent by 1:00 P.M. (New York City time) on the proposed date of prepayment, prepay any ABR Borrowing or Swingline Loan, (ii) upon at least three Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any Term Benchmark Borrowing denominated in US Dollars, (iii) upon at least four Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any Term Benchmark Borrowing denominated in any Alternative Currency and (iv) upon at least five Business Days’ notice to the Administrative Agent, subject to Section 2.13, prepay any RFR Borrowing, in each case in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment and any amounts payable under Section 2.13 in connection therewith; provided that any such partial prepayment shall be in an amount equal to the US Dollar Equivalent of US$5,000,000 or any multiple of US$1,000,000 in excess thereof (or, in each case, such lesser amounts in order to prepay all outstanding Loans of the applicable Borrowing). Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

(b) [Reserved].

(c) Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment. Each such notice shall be irrevocable; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.9, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.9.

SECTION 2.12. General Provisions as to Payments. (a) (i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest on the Loans, fees or amounts payable under Section 2.13, 2.15, 2.17, 2.23, 8.3 or 9.3, or otherwise) without set-off, counterclaim or deduction of any kind (in each case, unless required by law or otherwise by this Agreement), in US Dollars not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City and (ii) all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. All such payments shall be made to the Administrative Agent at its New York address referred to in Section 9.1, except that payments required to be made directly to any Issuing Bank or the Swingline Lender shall be so made and payments pursuant to Section 2.13, 2.15, 2.17, 8.3 or 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the ABR Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, the Term Benchmark Loans or RFR Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. In the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount.

(b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at a rate per annum equal to the daily average NYFRB Rate.

SECTION 2.13. Funding Losses. If the Borrower makes any payment of principal with respect to any Term Benchmark Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) on any day other than the last day of the Interest Period applicable thereto, if the Borrower fails to borrow any Term Benchmark Loans after notice has been given to any Bank in accordance with Section 2.4(a) or 2.19 or if the Borrower fails to prepay any Term Benchmark Loans after notice has been given to any Bank in accordance with Section 2.11(c), the Borrower shall reimburse each Bank within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided that such Bank shall have delivered to the Borrower a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. If the Borrower makes any payment of principal with respect to any RFR Loan (pursuant to Section 2.11, Article VI or VIII or otherwise, but not pursuant to Section 8.2) on any day other than the Interest Payment Date applicable thereto, if the Borrower fails to borrow any RFR Loans after notice has been given to any Bank in accordance with Section 2.4(a) or 2.19 or if the Borrower fails to prepay any RFR Loans after notice has been given to any Bank in accordance with Section 2.11(c), the Borrower shall reimburse each Bank within 30 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided that such Bank shall have delivered to the Borrower a certificate setting forth the calculation of the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.14. Computation of Interest and Fees. Interest based on the Prime Rate or Daily Simple RFR hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). Except as set forth in Section 2.8, all other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.15. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law; provided that if an applicable Withholding Agent shall be required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct any Taxes from such payments, then (i) if such Tax is an Indemnified Tax, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or the applicable Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower and the other Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower and the other Loan Parties shall jointly and severally indemnify the Administrative Agent and each Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank or by the Administrative Agent, on its own behalf or on behalf of any Bank, shall be conclusive absent manifest error.

(d) Each Bank shall severally indemnify the Administrative Agent, within 10 days after written demand therefor, for (i) the full amount of any Taxes attributable to such Bank (but, in the case of Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes, and without limiting the obligation of the Borrower to do so) and (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register, in each case, that are paid or payable by the Administrative Agent in connection with any Loan Documents and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Bank by the Administrative Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Administrative Agent to the Bank from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.15(f)(i), (f)(ii) and (f)(iv) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank. Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(i) any Bank that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. Federal backup withholding tax;

(ii) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such

Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed originals of IRS Form W-8ECI;

(C) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(D) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) if a payment made to a Bank under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Bank fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; provided, that solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) On or before the date on which the Administrative Agent (including any successor or replacement Administrative Agent) becomes the Administrative Agent hereunder, it shall deliver to the Borrower two executed copies of either (a) IRS Form W-9 or (b) with respect to amounts received on its own account, IRS Form W-8ECI and with respect to amounts received on account of any Bank, IRS Form W-8IMY certifying that it is a U.S. branch that has agreed to be treated as a U.S. Person for U.S. federal tax purposes or a qualified intermediary that has agreed to assume primary withholding obligations for Chapter 3 and Chapter 4 of the Internal Revenue Code with respect to payments received by it from the Borrower in its capacity as Administrative Agent, as applicable.

(h) If the Administrative Agent or any Bank determines, in its sole, reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which the any Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Bank, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Bank in the event the Administrative Agent or such Bank is required to repay such refund to such Governmental

Authority. Notwithstanding anything to the contrary in this paragraph, in no event will the Administrative Agent or such Bank be required to pay any amount to an indemnifying party pursuant to this paragraph the payment of which would place the Administrative Agent or such Bank in a less favorable net after-Tax position than the Administrative Agent or such Bank would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(i) If any Loan Party is required to pay any additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to this Section 2.15, then such Bank shall (at the request of the Borrower) use commercially reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to this Section 2.15 in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment and delegation.

(j) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(k) Defined Terms. For purposes of this Section 2.15, the term “Bank” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.16. [Reserved].

SECTION 2.17. [Reserved].

SECTION 2.18. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, denominated in US Dollars or any Alternative Currency, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything contained in any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the aggregate face amount of outstanding Letters of Credit issued by any Issuing Bank shall not exceed such Issuing Bank’s Letter of Credit Commitment at any time without its consent. Each Existing Letter of Credit shall be deemed to be a Letter of Credit issued hereunder.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit shall be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Dollar Equivalent of the LC Exposure at such time shall not exceed US$100,000,000, (ii) the aggregate face amount of outstanding Letters of Credit issued by any Issuing Bank shall not such Issuing Bank’s respective Letter of Credit Commitment (unless such Issuing Bank otherwise consents) and (iii) the sum of the US Dollar Equivalent of the aggregate outstanding principal amount of the Loans (including the Swingline Loans) plus the US Dollar Equivalent of the LC Exposure, in each case at such time shall not exceed the total Revolving Commitments. No Issuing Bank shall issue, amend, renew or extend a Letter of Credit if notice has been given to such Issuing Bank by the Administrative Agent or the Required Banks that a Default or an Event of Default has occurred and is continuing. The Issuing Banks shall provide to the Administrative Agent and, in turn, the Administrative Agent shall provide to the Banks a monthly update, in accordance with customary practices, of total LC Exposures, it being understood that the obligations of the Banks shall not be subject to the receipt of such update.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the earlier of (i) one year after the date of issuance and (ii) the close of business on the date that is five Business Days prior to the Termination Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Banks, the Issuing Bank that is the issuer of such Letter of Credit hereby grants to each Bank, and each Bank hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Bank’s Applicable Percentage of the US Dollar Equivalent of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in US Dollars or (subject to the immediately succeeding sentence) the applicable Alternative Currency, not later than 1:00 P.M. (New York City time) on the date that such LC Disbursement is made (the “Disbursement Date”), if the Borrower shall have received notice of such LC Disbursement prior to 3:00 P.M. (New York City time) on the Disbursement Date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 1:00 P.M. (New York City time) on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 3:00 P.M. (New York City time) on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to 3:00 P.M. (New York City time) on the day of receipt; provided that, if such LC Disbursement is not less than the US Dollar Equivalent of US$5,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.2 that such payment be financed with an ABR Loan, a Term Benchmark Loan or an RFR Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Loan, Term Benchmark Loan or RFR Loan. If the Borrower fails to make such payment when due, (i) if such payment relates to a Letter of Credit denominated in an Alternative Currency, automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated on the date when such payment was due, of such LC Disbursement and (ii) the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the US Dollar Equivalent thereof (if such LC Disbursement relates to a Letter of Credit denominated in an Alternative Currency) and the payment then due from the Borrower in respect thereof and such Bank’s Applicable Percentage thereof. Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent in US Dollars its Applicable Percentage of the payment then due from the Borrower (determined as provided in clause (i) of the immediately preceding sentence, if such payment relates to a Letter of Credit denominated in an Alternative Currency), in the same manner as provided in Section 2.4 with respect to Loans made by such Bank (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank in US Dollars the amounts so received by it from the Banks. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Banks and such Issuing Bank as their interests may appear. Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Loan, a Term Benchmark Loan or an RFR Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Banks, the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined in a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its reasonable discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Banks with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans pursuant to Section 2.7; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the rate applicable to overdue ABR Loans pursuant to the last sentence of Section 2.7(a) shall apply; provided further that, in the case of any LC Disbursement made under a Letter of Credit denominated in an Alternative Currency, the amount of interest due with respect thereto shall (i) in the case of any LC Disbursement that is reimbursed on or before the due date therefor, (A) be payable in the applicable Alternative Currency and (B) bear interest at the rate per annum then applicable to Term Benchmark Loans pursuant to Section 2.7 and (ii) in the case of any LC Disbursement that is reimbursed after the due date therefor, (A) be payable in US Dollars, (B) accrue on the US Dollar Equivalent, calculated on the date such LC Disbursement was made, of such LC Disbursement and (C) bear interest at the rate per annum then applicable to ABR Loans, subject to the last sentence of Section 2.7(a). Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with the US Dollar Equivalent of LC Exposure representing greater than 51% of the US Dollar Equivalent of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in US Dollars and in cash equal to the US Dollar Equivalent of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the (i) portions of such amount attributable to undrawn Letters of Credit denominated in an Alternative Currency or LC Disbursements in an Alternative Currency that the Borrower is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable in US Dollars, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) or (g) of Section 6.1. For the purposes of this paragraph, the US Dollar Equivalent of LC Exposure shall be calculated on the date that notice demanding cash collateralization is delivered to the Borrower. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Loan Obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made in Cash Equivalents at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Banks with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Section 6.1, all amounts (i) that the Borrower is at the time, or thereafter becomes, required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Letter of Credit denominated in an Alternative Currency (other than amounts in respect of which the Borrower has deposited cash collateral pursuant to Section 2.18(i), if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Banks are at the time, or thereafter become, required to pay to the Administrative Agent and the Administrative Agent is at the time, or thereafter becomes, required to distribute to the applicable Issuing Bank pursuant to Section 2.18(e) in respect of unreimbursed LC Disbursements made under any Letter of Credit denominated in an Alternative Currency and (iii) of each Bank’s participation in any Letter of Credit denominated in an Alternative Currency under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Bank in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars at the rates otherwise applicable hereunder.

SECTION 2.19. Interest Elections. (a) With respect to any Borrowing of Revolving Loans, the pricing of the Loans comprising each such Borrowing initially shall be as specified in the applicable Notice of Borrowing or designated by Section 2.2 and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing or designated by Section 2.2. Thereafter, the Borrower may elect to convert such Borrowing so that it is comprised of Loans with different pricing or of a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Banks holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Notice of Borrowing would be required under Section 2.2 if the Borrower were requesting a Borrowing comprised of Loans with the pricing and of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written interest election request signed by the Borrower.

(c) Each such telephonic and written interest election request shall specify the following information:

(i) the Borrowing to which such interest election request applies (including the Agreed Currency and principal amount) and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a ABR Borrowing (in the case of Borrowings denominated in US Dollars) or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such interest election request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an interest election request, the Administrative Agent shall advise each Bank of the details thereof and of such Bank’s portion of each resulting Borrowing.

(e) If any Borrower fails to deliver a timely interest election request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Term Benchmark Borrowing of the same Type with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and (except in the case of an Event of Default under Section 6.1(f) or Section 6.1(g)) the Administrative Agent, at the request of the Required Banks, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing and (ii) unless repaid, (x) each Term Benchmark Borrowing denominated in US Dollars shall be converted to a ABR Borrowing at the end of the Interest Period applicable thereto and (y) each Term Benchmark Borrowing denominated in an Alternative Currency shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than US Dollars shall either be (A) converted to an ABR Borrowing denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period, as applicable, therefor or (B) prepaid at the end of the applicable Interest Period, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.

SECTION 2.20. Defaulting Banks. (a) Notwithstanding any provision of this Agreement to the contrary, if one or more Banks become Defaulting Banks, then, upon notice to such effect by the Administrative Agent (which notice shall be given promptly after the Administrative Agent becomes aware that any Bank shall have become a Defaulting Bank, including as a result of being advised thereof by any Issuing Bank or the Borrower), the following provisions shall apply for so long as any such Bank is a Defaulting Bank:

(i) no commitment fee shall accrue on the unused amount of any Revolving Commitment of any Defaulting Bank pursuant to Section 2.8(a);

(ii) the Revolving Commitment and Revolving Exposure of each Defaulting Bank shall be disregarded in determining whether the requisite Banks shall have taken any action hereunder or under any other Loan Document (including any consent to any waiver, amendment or other modification pursuant to Section 9.5); provided that any waiver, amendment, or other modification that, disregarding the effect of this clause (ii), requires the consent of each Bank directly affected thereby pursuant to clause (a), (b) or (c) of Section 9.5 shall continue to require the consent of each Defaulting Bank directly affected thereby in accordance with the terms hereof; provided, further, that any waiver, amendment or other modification of this Section 2.20(a)(ii) or clause (a), (b) or (c) of Section 9.5 at any time that a Bank is a Defaulting Bank shall require the consent of such Defaulting Bank if such Defaulting Bank would be directly adversely affected thereby;

(iii) if any Swingline Exposure or LC Exposure exists at the time any Bank becomes a Defaulting Bank (each Letter of Credit to which such LC Exposure is attributable being referred to as a “Reallocated Letter of Credit”), then:

(A) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Bank (other than, in the case of a Bank that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Banks in accordance with their respective Adjusted Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Bank, cause such non-Defaulting Bank’s Revolving Exposure to exceed its Revolving Commitment;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, the Borrower shall within five Business Days following notice by the Administrative Agent prepay such Swingline Exposure;

(C) subject to clause (D) below, the participation of each Non-Defaulting Bank in each Reallocated Letter of Credit shall be adjusted to be determined under Section 2.18(d) on the basis of such Bank’s Adjusted Applicable Percentage (and all references in Section 2.18 to “Applicable Percentage” shall be deemed to be references to “Adjusted Applicable Percentage”);

(D) notwithstanding the foregoing:

(1) if any Bank that becomes a Defaulting Bank shall be an Issuing Bank or an Affiliate thereof, no adjustment shall be made pursuant to clause (C) above with respect to participations in any Letter of Credit issued by such Issuing Bank;

(2) if all the Defaulting Banks’ Applicable Percentage of the LC Exposure attributable to the Reallocated Letters of Credit (the “Defaulting Bank LC Exposure”) exceeds the unused portion of the Revolving Commitments of the Non-Defaulting Banks as of the time the adjustments are to be made pursuant to clause (C) above (such unused portion being referred to as the “Maximum Incremental Participation Amount”), then the incremental amount of participations acquired by the Non-Defaulting Banks under clause (C) above (the “Incremental LC Participations”) shall not exceed at any time the Maximum Incremental Participation Amount;

(3) adjustments under Section 2.20(a)(iii)(C) and (D) above shall only be made to the extent that, after giving effect to such adjustments, the Revolving Exposure of any Non-Defaulting Bank shall not exceed its Revolving Commitment; and

(4) no adjustment shall be made under Section 2.20(a)(iii)(C) or (D) above if, at the time such adjustment is made, an Event of Default has occurred and is continuing;

(E) if the Defaulting Bank LC Exposure exceeds the Maximum Incremental Participation Amount, then the Borrower shall, within five Business Days after receipt of written notice to that effect from the Administrative Agent, cash collateralize the Reallocated Letters of Credit (in a manner and under documentation reasonably satisfactory to the Administrative Agent) in an aggregate amount equal to the excess, if any, of the Defaulting Bank LC Exposure over the Maximum Incremental Participation Amount or, if agreed to by the applicable Issuing Bank, enter into other arrangements with respect to the Reallocated Letters of Credit on terms mutually agreed between such Issuing Bank and the Borrower;

(F) if any Reallocated Letter of Credit shall have been cash collateralized by the Borrower pursuant to clause (E) above, then (x) the Borrower shall not be required to pay any letter of credit participation fees pursuant to Section 2.8(b) with respect to the portion of such Reallocated Letter of Credit that is so cash collateralized and (y) to the extent any letter of credit participation fees are not required to be paid by reason of clause (x) above, the reduction in the amount of such fees shall be allocated to the Defaulting Banks;

(G) if an adjustment shall have been made pursuant to clause (C) above to the participations of the Non-Defaulting Banks in Reallocated Letters of Credit, then the letter of credit participation fees that would otherwise have been payable to the Banks that are Defaulting Banks pursuant to Section 2.8(b) with respect to the portion of such Reallocated Letters of Credit equal to the Incremental LC Participations therein shall instead accrue for the accounts of, and be payable to, the Banks that are Non-Defaulting Banks in accordance with their Adjusted Applicable Percentages;

(H) if the Defaulting Bank LC Exposure at any time shall exceed the sum of the Incremental LC Participations at such time and the portion of the Reallocated Letters of Credit cash collateralized at such time pursuant to clause (E) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Non-Defaulting Bank hereunder, all letter of credit participation fees payable to the Banks that are Defaulting Banks under Section 2.8(b) with respect to the portion of the Defaulting Bank LC Exposure equal to such excess shall instead accrue for the account of, and be payable to, the applicable Issuing Bank that shall have issued the Reallocated Letters of Credit; and

(I) the Revolving Exposure of each Non-Defaulting Bank shall be determined after giving effect to the Incremental LC Participations acquired by such Bank under the foregoing clauses of this clause (iii);

(iv) in the event any Letter of Credit shall be issued or amended to increase the amount thereof, (A) the participations of the Non-Defaulting Banks therein shall be determined in the manner set forth in clause (iii)(C) above, as if such Letter of Credit shall have been a Reallocated Letter of Credit, and (B) letter of credit participation fees that would otherwise have been payable to the Banks that are Defaulting Banks pursuant to Section 2.8(b) in respect of any such Letter of Credit shall be subject to clause (iii)(G) above; provided, however, that, notwithstanding anything to the contrary set forth herein, no Issuing Bank shall be required to issue, extend, renew or increase the amount of any Letter of Credit unless it is satisfied that the Defaulting Banks’ Applicable Percentage of the

LC Exposure attributable to such Letter of Credit will be entirely covered by participations therein of the Non-Defaulting Banks and/or cash collateral or other arrangements satisfactory to such Issuing Bank provided by the Borrower (in a manner and under documentation satisfactory to such Issuing Bank); and

(v) any amount payable to or for the account of any Defaulting Bank in its capacity as a Bank hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Bank pursuant to Sections 2.10 and 2.11, but excluding any amounts payable to such Defaulting Bank pursuant to Sections 2.13, 2.15, 2.17, 8.3 and 9.3) shall, in lieu of being distributed to such Defaulting Bank, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Bank to the Administrative Agent hereunder, (2) second, to the payment of any amounts owing by such Defaulting Bank to each Issuing Bank or the Swingline Lender in respect of such Defaulting Bank’s participations in Letters of Credit or Swingline Loans (and to the extent any such amounts shall have been paid by Non-Defaulting Banks as a result of adjustments pursuant to clause (iii) above, to reimburse such Non-Defaulting Banks for such amounts), (3) third, to cash collateralize participation obligations of such Defaulting Bank in respect of outstanding Letters of Credit (with the concurrent release of an equivalent amount any cash collateral or other collateral security, if any, provided by the Borrower pursuant to this Section) and (4) fourth, to the funding of such Defaulting Bank’s Applicable Percentage of any Borrowing in respect of which such Defaulting Bank shall have failed to fund such share as required hereunder, (B) to the extent not applied as aforesaid, be held, if so determined by the Administrative Agent, as cash collateral for funding obligations of such Defaulting Bank in respect of future Loans hereunder, (C) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrower or the Non-Defaulting Banks as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Non-Defaulting Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations hereunder and (D) to the extent not applied or held as aforesaid, be distributed to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction.

(vi) so long as such Bank is a Defaulting Bank, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Bank’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Banks and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(iii), and Swingline Exposure related to any newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Banks in a manner consistent with Section 2.20(iii)(A) (and such Defaulting Bank shall not participate therein).

(b) In the event the Administrative Agent, the Issuing Banks, the Swingline Lender and the Borrower shall have agreed that a Bank that is a Defaulting Bank has adequately remedied all matters that caused such Bank to become a Defaulting Bank, then (i) such Bank shall cease to be a Defaulting Bank for all purposes hereof, (ii) the Swingline Exposure and the obligations of the Banks to purchase participations in Letters of Credit under Section 2.18(d) shall be readjusted to be determined on the basis of such Banks’ Applicable Percentages and (iii) such Bank shall purchase at par such of the Loans of the other Banks (other than Swingline Loans) as the Administrative Agent shall determine to be necessary in order for the Loans to be held by the Banks in accordance with their Applicable Percentages.

(c) No Revolving Commitment of any Bank shall be increased or otherwise affected and, except as otherwise expressly provided in this Section, performance by the Borrower of its Obligations hereunder and under the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section. The rights and remedies against a Defaulting Bank under this Section are in addition to other rights and remedies that the Borrower, the Administrative Agent, the Issuing Banks or any Non-Defaulting Bank may have against such Defaulting Bank (and, for the avoidance of doubt, each Non-Defaulting Bank shall have a claim against any Defaulting Bank for any losses it may suffer as a result of the operation of this Section).

(d) If (i) a Bankruptcy Event or a Bail-In Action with respect to a Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank or the Swingline Lender has a good faith belief that any Bank has defaulted in fulfilling its obligations under one or more other agreements in which such Bank commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit and the Swingline Lender shall not be required to fund any Swingline Loan, unless the applicable Issuing Bank or the Swingline Lender, as the case may be, shall have entered into arrangements with the Borrower or such Bank, satisfactory to such Issuing Bank or the Swingline Lender, as the case may be, to defease any risk to it in respect of such Bank hereunder.

SECTION 2.21. Payments Generally.

(a) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(b) If any Bank shall fail to make any payment required to be made by it hereunder to or for the account of the Administrative Agent, any Issuing Bank or the Swingline Lender, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), until all such unsatisfied obligations have been discharged, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Bank to satisfy such Bank’s obligations in respect of such payment or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Bank pursuant to Sections 2.4(b), 2.4(c), 2.12(b), 2.18(d) and 2.18(e), in each case in such order as shall be determined by the Administrative Agent in its discretion.

SECTION 2.22. Extension of Termination Date. (a) On no more than two occasions, the Borrower may, by delivery of a Termination Date Extension Request to the Administrative Agent (which shall promptly deliver a copy thereof to each Bank) not more than 90 days but not less than 30 days prior to any anniversary of the Effective Date, request that the Banks extend the then-existing Termination Date (the “Existing Termination Date”) to the first anniversary of the Existing Termination Date. In the event a Termination Date Extension Request shall have been delivered by the Borrower, each Bank, acting in its sole discretion, shall have the right to agree to the extension of the Existing Termination Date with regard to its entire Revolving Commitment on the terms and subject to the conditions set forth therein (each Bank agreeing to the Termination Date Extension Request being referred to herein as a “Consenting Bank” and each Bank not agreeing thereto being referred to herein as a “Declining Bank”), which right may be exercised by written notice thereof delivered to the Borrower (with a copy to the Administrative Agent) not later than a day to be agreed upon by the Borrower and the Administrative Agent following the date on which the Termination Date Extension Request shall have been delivered by the Borrower (it being understood and agreed that any Bank that shall have failed to exercise such right as set forth above shall be deemed to be a Declining Bank). If a Consenting Bank shall have agreed to such Termination Date Extension Request in respect of Revolving Commitments held by them, then, subject to paragraph (c) of this Section, on the date specified in the Termination Date Extension Request as the effective date thereof (the “Extension Effective Date”), the Existing Termination Date of the applicable Revolving Commitments shall, as to the Consenting Banks, be extended to such date as shall be specified therein; provided that no extension of the Existing Termination Date shall be effective as to any Declining Bank.

(b) Notwithstanding the foregoing, the Borrower shall have the right, in accordance with the provisions of Sections 2.16(b) and 9.6, at any time prior to the Existing Termination Date, to replace a Declining Bank with a Bank or other financial institution that will agree to such Termination Date Extension Request, and any such replacement Bank shall for all purposes constitute a Consenting Bank in respect of the Revolving Commitment assigned to and assumed by it on and after the effective time of such replacement.

(c) If a Termination Date Extension Request has become effective hereunder:

(i) not later than the fifth Business Day prior to the Existing Termination Date, the Borrower shall make prepayments of Loans and shall provide cash collateral in respect of Letters of Credit in the manner set forth in Section 2.18(i), such that, after giving effect to such prepayments and such provision of cash collateral, the Revolving Exposure as of such date will not exceed the aggregate Revolving Commitments of the Consenting Banks extended pursuant to this Section (and the Borrower shall not be permitted thereafter to request any Loan or any issuance, amendment, renewal or extension of a Letter of Credit if, after giving effect thereto, the Revolving Exposure would exceed the aggregate amount of the Revolving Commitments of such Revolving Commitments so extended);

(ii) on the Existing Termination Date, the Revolving Commitment of each Declining Bank shall, to the extent not assumed, assigned or transferred as provided in paragraph (b) of this Section, terminate, and the Borrower shall repay all the Loans of each Declining Bank, to the extent such Loans shall not have been so purchased, assigned and transferred, in each case together with accrued and unpaid interest and all fees and other amounts owing to such Declining Bank hereunder, it being understood and agreed that, subject to satisfaction of the conditions set forth in Section 3.2, such repayments may be funded with the proceeds of new Borrowings made simultaneously with such repayments by the Consenting Banks, which such Borrowings shall be made ratably by the Consenting Banks in accordance with their extended Revolving Commitments; and

(iii) notwithstanding the foregoing, no Termination Date Extension Request shall become effective hereunder unless (A) the Consenting Banks hold a majority of the then outstanding Revolving Commitments and (B) on the Extension Effective Date, the conditions set forth in Section 3.2 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Termination Date Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, or any other officer performing the duties that are customarily performed by a chief financial officer, principal accounting officer, treasurer or controller.

(d) Notwithstanding any provision of this Agreement to the contrary, it is hereby agreed that no extension of an Existing Termination Date in accordance with the express terms of this Section, or any amendment or modification of the terms and conditions of the Revolving Commitments of the Consenting Banks effected pursuant thereto, shall be deemed to (i) violate Section 2.21(a) or any other provision of this Agreement requiring the ratable reduction of Revolving Commitments or the ratable sharing of payments or (ii) require the consent of all Banks or all affected Banks under Section 9.5.

(e) The Borrower, the Administrative Agent and the Consenting Banks may enter into an amendment to this Agreement to effect such modifications as may be necessary to reflect the terms of any Termination Date Extension Request that has become effective in accordance with the provisions of this Section.

SECTION 2.23. Swingline Loans. (a) Swingline Loans. Subject to the terms and conditions set forth herein, the Swingline Lender may in its sole discretion, but shall have no obligation to, make Swingline Loans denominated in US Dollars to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$65,000,000 or (ii) the sum of the total Revolving Exposures exceeding the then existing total Revolving Commitments.

(b) Borrowing Procedure. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or electronic mail), not later than 1:00 P.M., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), amount of the requested Swingline Loan and the interest election for such Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. To the extent the Swingline Lender agrees to make a Swingline Loan, the Swingline Lender shall make the requested Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Administrative Agent designated for such Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Person designated by the Borrower by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) [Reserved].

(d) Bank Participation in Swingline Loans. The Swingline Lender may at any time by written notice given to the Administrative Agent require the Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Bank hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 1:00 P.M., New York City time, promptly shall mean no later than 5:00 p.m., New York City time, on such Business Day and if received after 1:00 P.M. New York City time, promptly shall mean no later than 10:00 a.m., New York City time, on the immediately succeeding Business Day) to pay to the Administrative Agent, for the account of the Swingline Lender, such Bank’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.23(d) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Bank shall comply with its obligation under this Section 2.23(d) by wire transfer of immediately available funds, in the same manner as provided in Section 2.4 with respect to Loans made by such Bank (and Section 2.4 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Banks. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.23(d), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this Section 2.23(d) and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.23(d) shall not relieve the Borrower of any default in the payment thereof.

(e) The Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Banks of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.7(c). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(f) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as the Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Banks, in which case, such Swingline Lender shall be replaced in accordance with Section 2.23(e) above.

SECTION 2.24. Revolving Commitment Increases. (a) Request for Revolving Commitment Increase. By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request one or more increases in the Revolving Commitments (each, a “Revolving Commitment Increase”); provided that (A) the total aggregate principal amount for all such Revolving Commitment Increases made after the Effective Date shall not exceed US$350,000,000; and (B) any such request for a Revolving Commitment Increase shall be in a minimum amount of US$25,000,000 (or such lesser amount as the Administrative Agent may agree) or, if less, the remaining amount permitted pursuant to the foregoing clause (A).

(b) Procedure and Incremental Lenders. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and the proposed terms of the relevant proposed Revolving Commitment Increase which may be provided by any existing Bank or by any other Persons (each such existing Bank or Person, an “Incremental Lender”); provided that the Borrower, the Administrative Agent, and, if a Revolving Commitment Increase provides for a new Person to become a Bank hereunder, each Issuing Bank and the Swingline Lender, shall have consented (each such consent not to be unreasonably withheld or delayed). At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond. Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within any such required time period specified in such notice whether it agrees to provide a Revolving Commitment Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide the Revolving Commitment Increase requested in the applicable notice. For the avoidance of doubt, no Bank shall be required to provide any Revolving Commitment Increase.

(c) Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (each, an “Increase Effective Date”) for each Revolving Commitment Increase and the final allocation of such Revolving Commitment Increase. The Administrative Agent shall promptly notify the Borrower and the Banks of the final allocations of such Revolving Commitment Increase and the Increase Effective Date.

(d) Conditions to Effectiveness of Increase. Each Revolving Commitment Increase shall become effective as of the applicable Increase Effective Date; provided:

(i) no Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Revolving Commitment Increase or (B) the making of any extensions of credit pursuant thereto;

(ii) the Borrower shall be in pro forma compliance with the financial covenants set forth in Article V based on the financial statements most recently delivered pursuant to Section 5.1 after giving effect to such Revolving Commitment Increase (assuming that the entire applicable Revolving Commitment Increase is fully funded on the effective date thereof), any permanent repayment of Indebtedness and the consummation of any acquisition with the proceeds of any borrowing under any such Revolving Commitment Increase in connection therewith);

(iii) each such Revolving Commitment Increase shall be effected pursuant to an amendment or restatement (each an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent, the other applicable Loan Parties and the applicable Incremental Lenders, which Incremental Amendment may with the consent of the Borrower and the Administrative Agent, but without the consent of any other Banks except to the extent required in Section 9.5, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.24;

(iv) in the case of each Revolving Commitment Increase (the terms of which shall be set forth in the relevant Incremental Amendment):

(A) Loans made with respect to the Revolving Commitment Increase shall mature on the Termination Date and shall be subject to the same terms and conditions as the other Loans;

(B) the outstanding Loans and Applicable Percentages of Swingline Loans and/or Letters of Credit will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Banks (including the Incremental Lenders providing such Revolving Commitment Increase) in accordance with their revised Applicable Percentages (and the Banks (including the Incremental Lenders providing such Revolving Commitment Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required (if any) in connection with such reallocation as if such reallocation were a repayment); and

(C) except as provided above, all of the other terms and conditions applicable to such Revolving Commitment Increase shall, except to the extent otherwise provided in this Section 2.24, be identical to the terms and conditions applicable to the Revolving Commitments; and

(v) each Revolving Commitment Increase shall constitute Loan Obligations of the Borrower and shall be guaranteed and treated the same in all other respects as the other extensions of credit on a pari passu basis; and

(vi) any Incremental Lender with a Revolving Commitment Increase shall be entitled to the same voting rights as the existing Banks and any extensions of credit made in connection with each Revolving Commitment Increase shall receive proceeds of prepayments on the same basis as the other Banks made hereunder.

ARTICLE III

CONDITIONS

SECTION 3.1. Effectiveness. This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.5):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (which, subject to Section 9.9(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page);

(b) receipt by the Administrative Agent for the account of each Bank requesting a Note of a duly executed Note dated on or before the Effective Date complying with the provisions of Section 2.5;

(c) [reserved];

(d) receipt by the Administrative Agent of a favorable written opinion of counsel for the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent;

(e) receipt by the Administrative Agent of a certificate of the secretary or assistant secretary of the Borrower and each Guarantor, dated as of the Effective Date, certifying (i) that attached thereto is a true and complete copy of each organizational document of the Borrower or such Guarantor certified (to the extent applicable) as of a recent date by the appropriate Governmental Authority, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of the Borrower or such Guarantor authorizing (A) the execution, delivery and performance of any Loan Documents to which the Borrower or such Guarantor is a party and (B) in the case of the Borrower, the Borrowings hereunder, and, in each case, that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower or such Guarantor (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (e)) and (iv) that there have been no changes in the certificate of incorporation or bylaws (or equivalent organizational document) of the Borrower or such Guarantor from the certificate of incorporation or bylaws (or equivalent organizational document) delivered pursuant to clause (i) above;

(f) receipt by the Administrative Agent of all fees and expenses payable to the Administrative Agent or any Bank on or prior to the Effective Date hereunder and under the Fee Letters, including reimbursement or payment of all reasonable out-of-pocket expenses (including the expenses of counsel) required to be reimbursed or paid by the Borrower hereunder, in each case to the extent invoiced at least two Business Days prior to the Effective Date;

(g) (i) receipt by the Administrative Agent at least five Business Days prior to the Effective Date of all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been requested at least 10 Business Days prior to the Effective Date, and (ii) to the extent that any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, receipt, at least five days prior to the Effective Date, by each Bank that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Borrower, of each requested Beneficial Ownership Certification;

(h) termination of commitments under, and repayment of any amounts outstanding, including any accrued and unpaid fees, under the Existing Credit Agreement. Each Bank party hereto that is also a “Bank” under the Existing Credit Agreement hereby waives the requirement for advance notice of termination of “Commitments” under the Existing Credit Agreement and prepayment of any “Loans” outstanding thereunder; provided such notice of termination and prepayment is delivered on the Effective Date of this Agreement;

(i) receipt by the Administrative Agent of a certificate of existence and/or good standing of the Borrower and the Guarantors issued as of a recent date by the Secretary of State in which such Person is incorporated or formed;

(j) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (c) of Section 3.2; and

(k) receipt by the Administrative Agent of the audited financial statements and the unaudited quarterly financial statements of the Borrower referred to in Section 4.4(a).

The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit (as applicable) is subject to the satisfaction of the following conditions:

(a) in the case of any Borrowing, receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

(b) immediately after such Borrowing, or the issuance, amendment, renewal or extension of such Letter of Credit, (x) the US Dollar Equivalent of the aggregate outstanding principal amount of the Loans plus the US Dollar Equivalent of the LC Exposure will not exceed the aggregate amount of the Revolving Commitments and (y) the US Dollar Equivalent of the aggregate outstanding principal amount of the Loans denominated in Alternative Currencies will not exceed the Alternative Currency Sublimit;

(c) in the case of a Borrowing, other than a Refunding Borrowing, or an issuance, amendment, renewal or extension of a Letter of Credit:

(i) immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing; and

(ii) except to the extent any representation or warranty expressly relates only to an earlier date, the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects (or, in the case of any representation and warranty qualified by materiality or “Material Adverse Effect”, in all respects) on and as of the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause (b) of this Section and each Borrowing, other than a Refunding

Borrowing, and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit as to the facts specified in clause (c) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.1. Corporate Existence and Power. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent the concept of “good standing” exists under the laws of such jurisdiction) under the laws of the jurisdiction of its organization, and have all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 4.2. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational action, (b) require no consent or approval of, registration or filing with, or any other action by, any governmental body, agency or official and (c) do not contravene, or constitute a default under, any (i) provision of applicable law, (ii) regulation or of the organizational documents of such Loan Party, (iii) judgment, injunction, order or decree binding upon such Loan Party or (iv) limitation on borrowing imposed by any agreement or other instrument binding upon such Loan Party, except, in the case of clauses (b) and (c)(i), (iii) and (iv), to the extent such failure to obtain such consent or approval or such contravention or default would not reasonably be expected to result in a Material Adverse Effect.

SECTION 4.3. Binding Effect. This Agreement constitutes a valid and binding agreement of each Loan Party and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

SECTION 4.4. Financial Information; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Banks its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2020, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2021, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2020, there has been no material adverse change in the business, financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole.

SECTION 4.5. Litigation. There are no actions, suits or proceedings by or before any arbitrator or any governmental body, agency or official pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 4.6. Compliance with ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Any underfunding with respect to one or more Plans (based on the assumptions used for purposes of Financial Accounting Standards No. 87) would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) each Foreign Plan has been maintained in compliance with its terms and in compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders (including all funding requirements and the respective requirements of the governing documents for each such Foreign Plan) and has been maintained, where required, in good standing with applicable regulatory authorities and (b) all contributions required to be made with respect to a Foreign Plan have been timely made. Neither the Borrower nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan that would reasonably be expected to have a Material Adverse Effect. No actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Plan that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.7. Environmental Matters. In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown or any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that Environmental Laws are unlikely to have a Material Adverse Effect.

SECTION 4.8. Taxes. The Borrower and its Subsidiaries have filed all material income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes shown to be due pursuant to such returns or pursuant to any material assessment received by the Borrower or any Subsidiary, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith by the Borrower or such Subsidiary as of the date this representation is made. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate in all material respects.

SECTION 4.9. Compliance with Laws and Agreements; No Default. Each of the Borrower and its Material Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except in instances where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 4.10. Not an Investment Company. Neither the Borrower nor any of its Material Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.11. Full Disclosure. (a) All information heretofore furnished by the Borrower to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and any such information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to any information consisting of forward-looking statements, estimates projections and projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that such forward-looking statements, estimates, projections and projected financial information are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower or any of its Subsidiaries and no assurance can be given that such forward-looking statements, estimates, projections and projected financial information will be realized.

(b) The Borrower has disclosed to the Banks in writing (such disclosure to be deemed to include any disclosure in any public filings with the Securities and Exchange Commission by the Borrower) any and all facts that materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Material Subsidiaries, taken as a whole, or the ability of the Borrower and its Material Subsidiaries to perform their obligations under this Agreement.

(c) As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Bank in connection with this Agreement is true and correct in all respects.

SECTION 4.12. Regulations T, U and X. No part of the proceeds of any Loan will be used for any purpose that entails a violation of the provisions of Regulation T, Regulation U and Regulation X.

SECTION 4.13. Anti-Terrorism Laws; Anti-Corruption Laws. (a) To the extent applicable, the Borrower and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act. No part of the proceeds of the Loans will be used by the Borrower or any of its Subsidiaries, for the purpose of funding or financing any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of the Borrower or any Subsidiary nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary, (i) is a Sanctioned Person or (ii) is subject to any Sanctions; and none of the Borrower or any Subsidiary will use the proceeds of the Loans for the purpose of financing the activities of any person that, at the time of such financing, is the subject of any Sanctions.

SECTION 4.14. Affected Financial Institutions. Neither the Borrower nor any of its Material Subsidiaries is an Affected Financial Institution.

ARTICLE V

COVENANTS

Until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or shall have been cash collateralized or other arrangements shall have been made, in each case, acceptable to the Issuing Bank(s) that have issued such outstanding Letters of Credit) and all LC Disbursements shall have been reimbursed, the Borrower agrees that:

SECTION 5.1. Information. The Borrower will deliver to each of the Banks (via any method reasonably acceptable to the Administrative Agent, including via IntraLinks/IntraAgency, SyndTrak, Fixed Income Direct or another relevant website or substantially similar electronic transmission information platform reasonably acceptable to the Administrative Agent, it being understood that the following constitute delivery hereunder: (i) posting on any such electronic transmission information platform and (ii) only with respect to information found in Forms 10-K, 10-Q or 8-K (or their equivalents) or in proxy statements, the filing of registration statements and reports on such forms or filing of proxy statements, as the case may be, with the Securities and Exchange Commission):

(a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by KPMG LLP or other independent public accountants of nationally recognized standing;

(b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and as of the end of the preceding fiscal year, the condensed consolidated statements of income for such quarter, for the portion of the Borrower’s fiscal year ended at the end of such quarter and for the corresponding portion of the Borrower’s previous fiscal year and condensed consolidated statements of cash flows for such fiscal quarter, for the portion of the Borrower’s fiscal year ended at the end of such quarter and for the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the treasurer of the Borrower;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the treasurer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.12 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d) within five Business Days after the chief financial officer, chief accounting officer, treasurer or chief legal officer of the Borrower obtains knowledge of any Default, a certificate of the chief financial officer or the treasurer of the Borrower setting forth the details thereof and the actions that the Borrower is taking or propose to take with respect thereto;

(e) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission; provided that, unless the Administrative Agent notifies the Borrower in writing to the contrary, satisfaction of the provisions of this subsection (f) shall satisfy as well the provisions of subsections (a) and (b);

(g) if the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(h) promptly after the chief financial officer or the treasurer of the Borrower obtains knowledge of a change or a proposed change in the Rating of the Borrower’s outstanding senior unsecured long-term debt securities by Fitch, Moody’s or S&P, a certificate of the chief financial officer or the treasurer setting forth the details thereof;

(i) within five Business Days after the chief financial officer, chief accounting officer, treasurer or chief legal officer of the Borrower obtains knowledge of, (i) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and (ii) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

(j) from time to time (i) such additional information regarding the financial position or business of the Borrower and its Subsidiaries promptly after the Administrative Agent, at the request of any Bank, may reasonably request; provided that, with respect to any such additional, non-public information, each Agent and each Bank shall comply with the confidentiality provisions set forth in Section 9.10, and (ii) information and documentation reasonably requested by the Administrative Agent or any Bank for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

SECTION 5.2. Maintenance of Property; Insurance. (a) The Borrower will keep, and will cause each of its Material Subsidiaries to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, unless the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain, and will cause each Material Subsidiary to maintain (either in the name of the Borrower or in such Material Subsidiary’s own name), with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retention) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business.

SECTION 5.3. Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each Material Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and such Material Subsidiary (except where such failure would not be reasonably expected to result in a Material Adverse Effect), and will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective organizational existence and their respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except (other than in the case of existence of the

Borrower) where the failure to preserve, renew or keep in force any such right, license, permit, privilege, franchise, patent or copyright would not be reasonably expected to result in a Material Adverse Effect; provided that nothing in this Section 5.3 shall prohibit (i) the merger of any Material Subsidiary into the Borrower or the merger or consolidation of any Material Subsidiary with or into another Person, if the Person surviving such consolidation or merger is a Material Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing, (ii) the termination of the organizational existence of any Material Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks or (iii) any transaction with respect to the Borrower that is expressly permitted by Section 5.10.

SECTION 5.4. Compliance with Laws. The Borrower will comply, and will cause each of its Material Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and the rules and regulations thereunder and ERISA) except (i) where the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.5. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.

SECTION 5.6. Use of Proceeds. The proceeds of the Loans will be used solely (a) to pay fees and expenses payable in connection with the transactions contemplated hereby, (b) to repay any amounts outstanding under the Existing Credit Agreement and (c) for working capital and other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations G, U and X. Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.7. Additional Guarantors. If, as of a fiscal quarter-end, (a) a Domestic Subsidiary that is not a Guarantor (other than LPAC Corp. and other than a Domestic

Subsidiary that is a FSHCO or a Subsidiary of a Foreign Subsidiary that is a CFC) has either (x) a book value (as determined in accordance with GAAP) of total assets equaling or exceeding 10% of the book value (as determined in accordance with GAAP) of the Consolidated Total Assets of the Borrower and all of its Subsidiaries as determined as of the last day of the fiscal quarter of the Borrower most recently ended prior to such date of determination or (y) Consolidated EBITDA (determined on a standalone basis for such Subsidiary) equaling or exceeding 10% of Consolidated EBITDA of the Borrower and all of its Subsidiaries for any period of four consecutive fiscal quarters most recently ended prior to such date of determination or (b) the Borrower elects in a writing delivered to the Administrative Agent to join any Domestic Subsidiary that is not a Guarantor as a party to the Guaranty Agreement as guarantor of the Obligations, then within 45 days in the case of clause (a) after the end of such fiscal quarter or, in the case of clause (b), after the date of such election in the case of clause (a) (or such later or other date agreed to in writing by the Administrative Agent) the Borrower shall: (i) cause each such Subsidiary to execute and deliver a copy of the supplement to the Guaranty Agreement attached thereto as Exhibit A (or any other supplement thereto in form and substance reasonably satisfactory to the Administrative Agent) pursuant to Section 2.01(j) of the Guaranty Agreement; (ii) cause each such Subsidiary to execute and/or deliver such other documentation as the Administrative Agent may reasonably request to (A) evidence the authority of each such Subsidiary to execute, deliver and perform the Guaranty Agreement and to evidence the existence and good standing of each such Subsidiary and (B) comply with the applicable “know your customer” rules and regulations, including the Patriot Act; and (iii) to the extent requested by the Administrative Agent in its reasonable discretion, deliver a favorable written opinion (addressed to the Administrative Agent and the Banks) of counsel to each such Subsidiary covering substantially the same matters as the opinions originally delivered on the Effective Date and such other matters relating to each such Subsidiary and the Loan Documents as the Administrative Agent shall reasonably request.

SECTION 5.8. Indebtedness. The Borrower will not permit any Subsidiary (other than a Guarantor) to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents and other Obligations;

(b) Indebtedness existing on the date hereof and, to the extent in a principal amount exceeding US$5,000,000 on an individual basis, set forth in Schedule 5.8 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except as grossed-up for the fees and expenses incurred in connection with such extension, renewal or replacement) or result in an earlier maturity date or decreased weighted average life thereof;

(c) Indebtedness of any Subsidiary to the Borrower or any other Subsidiary;

(d) Guarantees by any Subsidiary of Indebtedness of any Subsidiary which is otherwise permitted by this Section 5.8;

(e) (i) Indebtedness of any Subsidiary secured by fixed or capital assets (including equipment) or other assets acquired with purchase money indebtedness, including Capital Lease Obligations and (ii) Indebtedness of any Subsidiary (including Foreign

Subsidiaries) owed to an unrelated third Person (other than any Receivable Securitization Outstandings); provided that (x) the aggregate principal amount of Indebtedness permitted to be incurred by this clause (f) shall not exceed on the date such Indebtedness is incurred the greater of (A) US$200,000,000 and (B) 10% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a), and (y) the aggregate principal amount of Indebtedness permitted to be incurred by this clause (f), together with the aggregate outstanding principal amount of Indebtedness secured by Liens pursuant to Section 5.9(i), shall not exceed on the date such Indebtedness is incurred the greater of (A) US$300,000,000 and (B) 15% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a);

(f) to the extent constituting Indebtedness, deferred compensation payable to directors, officers or employees of any Subsidiary;

(g) cash management obligations and Indebtedness incurred by any Subsidiary in respect of netting services, overdraft protections and similar arrangements, in each case entered into in the ordinary course of business in connection with cash management and deposit accounts and not involving the borrowing of money;

(h) Receivable Securitization Outstandings in an aggregate principal amount, when taken together with any Receivable Securitization Outstanding of the Borrower and the other Loan Parties, not to exceed an amount equal to the greater of (x) US$450,000,000 and (y) 20% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered in accordance with the terms of Section 5.1(a) on or before the date of incurrence;

(i) purchase money Indebtedness of any Subsidiary to the extent such Indebtedness is incurred in the ordinary course of business on customary trade finance terms in connection with the acquisition of materials, supplies, components or equipment and related to projects of the Borrower and the Subsidiaries undertaken in the ordinary course of business; and

(j) Indebtedness arising in connection with swap and other hedging agreements.

SECTION 5.9. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any asset of the Borrower or any Subsidiary existing on the date hereof and, to the extent securing Indebtedness in a principal amount exceeding US$5,000,000 on an individual basis, set forth in Schedule 5.9; provided that (i) such Lien shall not apply to any other asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except as grossed-up for the fees and expenses incurred in connection with such extension, renewal or replacement);

(d) any Lien existing on any property or asset (including equipment) prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, (iv) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (d), together with the aggregate outstanding principal amount of Indebtedness secured by Liens permitted pursuant to Section 5.9(e), shall not exceed on the date such Indebtedness is incurred the greater of (A) US$200,000,000 and (B) 10% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a);

(e) Liens on fixed or capital assets (including equipment), or other assets acquired with purchase money indebtedness, in each case acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by subclause (i) of Section 5.8(e), including Capital Lease Obligations, or Indebtedness of the Borrower or any other Loan Party, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets, (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary, (v) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (e), together with the aggregate outstanding principal amount of Indebtedness secured by Liens permitted pursuant to Section 5.9(d), shall not exceed on the date such Indebtedness is incurred the greater of (A) US$200,000,000 and (B) 10% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a);

(f) (i) Liens on property of the Borrower or any of its Subsidiaries securing Indebtedness of a Subsidiary owing to a Loan Party permitted by Section 5.8(c) and (ii) Liens on property of any Subsidiary that is not a Material Subsidiary securing Indebtedness owing to the Borrower or any other Subsidiary permitted by Section 5.8(c);

(g) Liens securing Indebtedness of non-Guarantor Subsidiaries permitted by subclause (ii) of Section 5.8(e); provided that such Liens encumber only assets of such Subsidiaries;

(h) Liens granted in connection with any Receivable Securitization Facility permitted hereunder on the receivables sold pursuant thereto (together with all collections and other proceeds thereof and any collateral securing the payment thereof), all right, title and interest in and to the lockboxes and other collection accounts in which proceeds of such receivables are deposited, the rights under the documents executed in connection with such Receivable Securitization Facility and in the Equity Interests issued by any special purpose entity organized to purchase the receivables thereunder;

(i) other Liens not otherwise permitted by this Section 5.9; provided that (x) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (i) shall not exceed on the date such Indebtedness is incurred the greater of (A) US$200,000,000 and (B) 10% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a), and (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this clause (i), together with the aggregate outstanding principal amount of Indebtedness incurred pursuant to Section 5.8(e), shall not exceed on the date such Indebtedness is incurred the greater of (A) US$300,000,000 and (B) 15% of Consolidated Total Assets as of the most recent audited consolidated financial statements delivered on or prior to such date of incurrence in accordance with the terms of Section 5.1(a);

(j) Liens on materials, supplies, components or equipment acquired with purchase money indebtedness permitted to be incurred by clause (i) of Section 5.8, so long as (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such materials, supplies, components or equipment and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(k) customary call, buy-sell or similar rights negotiated on an arm’s length basis and granted to third-party joint venture partners in respect of Equity Interests of the applicable joint venture;

(l) Liens on proceeds of any assets permitted to be subject to any Lien permitted by this Section 5.9;

(m) Liens arising in connection with the defeasance, discharge and/or redemption of Indebtedness as contemplated by the definition of Indebtedness; and

(n) Liens on any amounts held by a trustee or other escrow agent under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions.

SECTION 5.10. Fundamental Changes. The Borrower will not, nor will it permit any other Loan Party to, (a) consolidate, amalgamate or merge with or into any other Person, unless (i) the company surviving such consolidation, amalgamation or merger is either the

Borrower or, in the case of any consolidation, amalgamation or merger of a Loan Party, another Loan Party and (ii) immediately after giving effect to such consolidation, amalgamation or merger, no Default shall have occurred and be continuing or (b) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than a Loan Party.

SECTION 5.11. Restricted Payments. The Borrower will not, nor will it permit any Material Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (a) Material Subsidiaries (i) may make Restricted Payments ratably with respect to their Equity Interests (or if not ratably, on a basis more favorable to the Loan Parties), (ii) may make Restricted Payments to Loan Parties, and (iii) that are not Guarantors may make Restricted Payments to other Subsidiaries that are not Guarantors; and (b) the Borrower or any Material Subsidiary may make any Restricted Payment so long as no Default or Event of Default exists or would result from the making of such Restricted Payment and after giving effect to all transactions consummated in connection therewith.

SECTION 5.12. Financial Covenant. As of the last day of each fiscal quarter of the Borrower (commencing with the first full fiscal quarter following the Effective Date), the Borrower shall not permit the Total Net Leverage Ratio to exceed 3.50 to 1.00; provided that, following the completion of a Material Acquisition, on up to two occasions, the Borrower may elect to increase the maximum Total Net Leverage Ratio to 4.00 to 1.00, with such increase applicable for the fiscal quarter in which such Material Acquisition is consummated and for each of the following three consecutive fiscal quarters.

ARTICLE VI

DEFAULTS

SECTION 6.1. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Borrower shall fail to pay when due principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or shall fail to pay within five Business Days of the due date thereof any interest, fees or other amount payable hereunder;

(b) the Borrower (or, solely with respect to the failure to observe or perform the covenants contained in Sections 5.8 and 5.9, any Subsidiary that becomes bound by such covenant in accordance with the terms thereof) shall fail to observe or perform any covenant contained in Sections 5.1(d), 5.3 (with respect to the existence of the Borrower) and 5.6 to 5.12, inclusive;

(c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d) any representation or warranty made by or on behalf of the Borrower or any Subsidiary in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) any event or condition shall occur which results in the acceleration of the maturity of any Material Indebtedness, or the Borrower or any Subsidiary shall fail to make any principal or interest payment in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period);

(f) the Borrower, any Guarantor or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

(g) an involuntary case or other proceeding shall be commenced against the Borrower, any Guarantor or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days;

(h) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(i) a final judgment or order for the payment of money in excess of US$75,000,000 (except to the extent covered by insurance) shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed past due for a period of 30 days or for such longer period of time, not exceeding 90 days, during which, under applicable law, an appeal may be taken from such judgment or order without leave of the relevant court;

(j) a Change in Control shall occur;

(k) any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations under any Loan Document, ceases to be valid and enforceable against the Loan Parties party to such Loan Documents; or the Borrower or any of its Subsidiaries contests in writing the validity or enforceability of any provision of any Loan Document; or

(l) the Borrower or any Guarantor shall fail generally to pay its debts as they become due;

then, and in every such event, the Administrative Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Revolving Commitments and they shall thereupon terminate, and (ii) if requested by the Required Banks, by notice to the Borrower declare the Loans hereunder (together with accrued interest thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (f) or (g) above, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Revolving Commitments shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.2. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.1. Appointment and Authorization. Each Bank, each Issuing Bank and the Swingline Lender irrevocably appoints JPMorgan Chase Bank, N.A. and its successors to serve as administrative agent under the Loan Documents and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.2. Administrative Agent and Affiliates. JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank or Issuing Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.

SECTION 7.3. Action by the Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI.

SECTION 7.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower or any of its Affiliates), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.5. Liability of the Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (a) with the consent or at the request of the Required Banks (or all the Banks, if applicable) or (b) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or its Affiliates; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to it; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Revolving Commitment and on a several (and not joint) basis, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s bad faith, gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder in its capacity as the Administrative Agent.

SECTION 7.7. Credit Decision. Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or Issuing Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least US$1,000,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

SECTION 7.9. Administrative Agent’s Fees. The Borrower shall pay to the Administrative Agent, for their own account, fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

SECTION 7.10. Syndication Agents and Documentation Agents. Each Syndication Agent, in its capacity as such, and each Documentation Agent, in its capacity as such, shall have no duties or responsibilities, and shall incur no liabilities, under this Agreement. Neither any Syndication Agent nor any Documentation Agent shall have or be deemed to have any fiduciary relationship to any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any Syndication Agent or any Documentation Agent in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

SECTION 7.11. Certain ERISA Matters. Each Bank (a) represents and warrants, as of the date such Person became a Bank party hereto, and (b) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of the Agents and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Bank is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) of one or more Benefit Plans with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Internal Revenue Code such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the

Loans, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its reasonable discretion, and such Bank.

(c) In addition, unless either (i) clause (i) in the immediately preceding paragraph (a) is true with respect to a Bank or (ii) a Bank has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Bank involved in such Bank’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

SECTION 7.12. Acknowledgements of Banks and Issuing Banks. (a) Each Bank and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Bank or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Bank and each Issuing Bank agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Bank, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Bank or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Joint Lead Arranger any Syndication Agent, any Documentation Agent or any other Bank or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Bank, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Bank hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Banks on the Effective Date.

(c) (i) Each Bank and Issuing Bank hereby agrees that (x) if the Administrative Agent notifies such Bank or Issuing Bank that the Administrative Agent has determined in its reasonable discretion that any funds received by such Bank or Issuing Bank from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Bank or Issuing Bank (whether or not known to such Bank or Issuing Bank), and demands the return of such Payment (or a portion thereof), such Bank or Issuing Bank shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Bank and such Issuing Bank shall not assert, and hereby waive, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Bank or Issuing Bank under this Section 7.12(c) shall be conclusive, absent manifest error.

(ii) Each Bank and Issuing Bank hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Bank and Issuing Bank agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Bank shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Bank or Issuing Bank to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Bank or Issuing Bank that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Bank with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 7.12(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Bank or Issuing Bank, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.1. Alternate Rate of Interest. (a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 8.1, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Adjusted AUD Rate, the AUD Rate, the Adjusted CDOR Rate, the CDOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted LIBO Rate or the LIBO Rate, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR or RFR for the applicable Agreed Currency; or

(ii) the Administrative Agent is advised by the Required Banks that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted AUD Rate, the AUD Rate, the Adjusted CDOR Rate, the CDOR Rate, the Adjusted EURIBOR Rate, the EURIBOR Rate, the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR or RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Banks (or Bank) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;

then the Administrative Agent shall give notice thereof to the Borrower and the Banks by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Bank that the circumstances giving rise to such notice no longer exist, (A) any interest election request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing shall be ineffective, (B) if any borrowing request requests a Term Benchmark Borrowing in US Dollars, such Borrowing shall be made as an ABR Borrowing and (C) if any borrowing request requests a Term Benchmark Borrowing or an RFR Borrowing for the relevant rate above in an Alternative Currency, then such request shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 8.1(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until the Administrative Agent notifies the Borrower and the Banks that the circumstances giving rise to such notice no longer exist, (i) if such Term Benchmark Loan is denominated in US Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in US Dollars on such day, (ii) if such Term Benchmark Loan is denominated in any Agreed Currency other than US Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Rate; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than US Dollars shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than US Dollars shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time or (iii) if such RFR Loan is denominated in any Agreed Currency other than US Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency other than US Dollars, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in US Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or (B) be promptly prepaid in full.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” with respect to US Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Banks comprising the Required Banks.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in US Dollars, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Banks and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(d) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(e) The Administrative Agent will promptly notify the Borrower and the Banks of (1) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Bank (or group of Banks) pursuant to this Section 8.1, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 8.1.

(f) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including Term SOFR, the LIBO Rate, the AUD Rate, the CDOR Rate or the EURIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(g) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in US Dollars into a request for a Borrowing of or conversion to ABR Loans or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 8.1, (1) if such Term Benchmark Loan is denominated in US Dollars, then on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), such Loan shall be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in US Dollars on such day, (2) if such Term Benchmark Loan is denominated in any Agreed Currency other than US Dollars, then such Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Agreed Currency other than US Dollars shall, at the Borrower’s election prior to such day: (a) be prepaid by the Borrower on such day or (b) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Agreed Currency other than US Dollars shall be deemed to be a Term Benchmark Loan denominated in US Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in US Dollars at such time or (3) if such RFR Loan is denominated in any Agreed Currency other than US Dollars, then such Loan shall bear interest at the Central Bank Rate for the applicable Agreed Currency plus the Applicable Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for the applicable Agreed Currency cannot be determined, any outstanding affected RFR Loans denominated in any Agreed Currency, at the Borrower’s election, shall either (a) be converted into ABR Loans denominated in US Dollars (in an amount equal to the US Dollar Equivalent of such Alternative Currency) immediately or (b) be prepaid in full immediately.

SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Other Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Other Lending Office) to make, maintain or fund its Term Benchmark Loans or RFR Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Term Benchmark Loans or RFR, as the case may be, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Other Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Term Benchmark Loans or RFR Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Term Benchmark Loan or RFR Loan, together with accrued interest thereon. Concurrently with prepaying each such Term Benchmark Loan or RFR Loan, the Borrower shall borrow an ABR Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans or RFR Loans of the other Banks), and such Bank shall make such ABR Loan.

SECTION 8.3. Increased Cost and Reduced Return. (a) If on or after the date hereof, in the case of any Loan or any obligation to make Loans, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall:

(i) impose, modify or deem applicable any reserve (including any such requirement imposed by the Board or any similar Governmental Authority, but excluding with respect to any Term Benchmark Loan any such requirement included in an applicable Statutory Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office);

(ii) subject any Bank or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Bank (or its Applicable Lending Office) or the London interbank market any other condition affecting its Loans, its Note or its obligation to make Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Borrower shall not be obligated to compensate such Bank for any increased cost or reduction incurred more than 60 days prior to the receipt by the Borrower of the notice contemplated by subsection (c) below (except that, if the applicable event giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof). The Banks acknowledge and agree that the foregoing subsection (a) creates no right to demand payment of additional amounts in respect of laws, rules and regulations, as in effect and interpreted and administered on the date hereof. For purposes of clause (ii) of this Section 8.3(a), the term “Bank” includes the Administrative Agent.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy and liquidity) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided that the Borrower shall not be obligated to compensate such Bank for any reduction incurred more than 60 days prior to the receipt by the Borrower from such Bank of the notice contemplated by subsection (c) below (except that, if the applicable event giving rise to such reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof). The Banks acknowledge and agree that the foregoing subsection (b) creates no right to demand payment of additional amounts in respect of laws, rules and regulations regarding capital adequacy as in effect and interpreted and administered on the date hereof.

(c) Each Bank will notify the Borrower and the Administrative Agent within 90 days of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank; provided that if a Bank shall not have so notified the Borrower within 90 days of such event, such Bank may not seek compensation for any period beginning prior to the date upon which the Borrower is notified of such event. A certificate of any Bank claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d) Notwithstanding anything herein to the contrary, for purposes of paragraphs (a) and (b) of this Section 8.3, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed to be a change in law, rule or regulation regardless of the date enacted, adopted, promulgated or issued; provided that a Bank may be compensated under paragraph (a) or (b) of this Section 8.3 for any change in law, rule or regulation described in this paragraph (d) only if such Bank requests compensation for increased costs associated with any such change in law, rule or regulation from similarly-situated borrowers under comparable credit facilities.

SECTION 8.4. ABR Loans Substituted for Term Benchmark Loans or RFR Loans. If (i) the obligation of any Bank to make Term Benchmark Loans or RFR Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3(a) and the Borrower, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, shall have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply:

(a) all Loans which would otherwise be made by such Bank as Term Benchmark Loans or RFR Loans shall be made instead as ABR Loans in the US Dollar Equivalent thereof (on which interest and principal shall be payable contemporaneously with the related Term Benchmark Loans or RFR Loans of the other Banks); and

(b) after each of its Term Benchmark Loans and RFR Loans has been repaid, all payments of principal which would otherwise be applied to repay such Term Benchmark Loans or RFR Loans shall be applied to repay its ABR Loans instead.

SECTION 8.5. Substitution of Bank. If (i) the obligation of any Bank to make Term Benchmark Loans or RFR Loans has been suspended pursuant to Section 8.2, (ii) any Bank has demanded compensation under Section 8.3, (iii) any Protesting Bank has given notice to the Borrower in accordance with Section 2.16(b) hereof, (iv) the Borrower is obligated to pay an additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 2.15 or (v) any Bank is a Defaulting Bank, in each case, the Borrower shall have the right, with the assistance of the Administrative Agent and at the sole expense of the Borrower (except, in the case of clause (v), at the sole expense of the applicable Defaulting Bank), to seek a substitute bank or banks (which may be one or more of the Banks), mutually satisfactory to the Borrower and the Administrative Agent, to purchase the Loans and Notes (as applicable) and assume the Revolving Commitments of such Bank. The Borrower shall give reasonable advance notice to the Bank to be so substituted; provided that the failure to give such notice shall not affect the rights of the Borrower pursuant to this Section 8.5.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission, electronic transmission or similar writing) and shall be given to such party:

(a) in the case of any Loan Party, c/o Lennox International, 2140 Lake Park Blvd., Richardson, TX 75080, Attention: Theresa McCray, Vice President, Corporate Tax & Treasurer, email address: Theresa.McCray@Lennoxintl.com;

(b) in the case of the Administrative Agent, at JPMorgan Chase Bank, N.A., 8181 Communications Parkway, Plano, Texas 75024, attention of Jonathan R. Bennett, at (972) 324-9048 or at jonathan.r.bennett@jpmorgan.com (for all communications other than funds transfers), with a copy to JPMorgan Chase, N.A., 10 South Dearborn St., Chicago, IL 60603, attention of Christopher Jefferson, at christopher.jefferson@chase.com, with a copy to jpm.agency.cri@jpmorgan.com;

(c) in the case of any Bank, at its address, electronic mail address or facsimile number set forth in its Administrative Questionnaire; or

(d) in the case of any party, such other address, electronic mail address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.

Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received (except that, if not given during normal business hours for the recipient, shall be effective at the opening of business on the next Business Day for the recipient) and (ii) if given by any other means, when received. Notices, requests and other communications to be given to any Guarantor shall be deemed given if such notice, request or other communication has been given to the Borrower.

SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 9.3. Expenses; Indemnification; Limitation of Liabilities. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with any waiver or consent hereunder or any amendment hereof, (ii) all fees, as described in the Fee Letters, in connection with the preparation of this Agreement and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by each Agent and Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. To the extent practicable, the Administrative Agent or the applicable Bank, as the case may be, shall give the Borrower prior notice of the incurrence of any expenses described in this subsection (a); provided, however, that the failure to give such notice shall not affect the obligation of the Borrower to pay such Administrative Agent or such Bank the amount or amounts due pursuant to subsection (a) with respect to such expenses.

(b) The Borrower agrees to indemnify and hold harmless each Agent and each Bank and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates of each Agent and each Bank (each, an “Indemnitee”) from and against any and all Liabilities, including the reasonable fees and disbursements of counsel, which may be incurred by any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby, (iii) any action taken in connection with this Agreement, including, but not limited to, the payment of principal, interest and fees, (iv) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (v) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (vi) any actual or prospective claim, litigation, investigation, arbitration or administrative, judicial or regulatory action or proceeding (each, a “Proceeding”) relating to any of the foregoing (whether or not such Indemnitee shall be designated a party thereto and whether or not such proceeding is brought by the Borrower or any third party) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder, including, but not limited to, the payment of principal, interest and fees; provided that no Indemnitee shall have the right to be indemnified hereunder for its own bad faith, gross negligence or willful misconduct, as determined in a final, non-appealable judgment by a court of competent jurisdiction. This Section 9.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent permitted by applicable law, (i) no Loan Party shall assert, and each Loan Party hereby waives, any claim against the Administrative Agent, any Joint Lead Arranger, any Syndication Agent, any Documentation Agent, any Issuing Bank and any Bank, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this Section 9.3(c) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.3(b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a), (b) or (c) of this Section, each Bank severally agrees to pay to the Administrative Agent, the applicable Issuing Banks or the Swingline Lender, as the case may be, such Bank’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Bank’s “pro rata share” shall be determined based upon the sum of its share of Revolving Commitments at such time (or if the Revolving Commitments have terminated or expired, its share of the Revolving Commitments most recently in effect, giving effect to any assignments).

SECTION 9.4. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Loan made by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than their indebtedness under the Loans. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank acquiring a participation in a Loan pursuant to the foregoing arrangements may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.5. Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent, any Issuing Bank or the Swingline Lender are affected thereby, by such Agent, such Issuing Bank and the Swingline Lender); provided that no such amendment or waiver shall, unless signed by each of the Banks directly affected thereby, (a) increase or decrease the Revolving Commitment of any Bank (except for a ratable decrease in the Revolving Commitments of all Banks) or subject any Bank to any additional obligation, including an extension of the Existing Termination Date, (b) reduce the principal of or rate of interest on any Loan or any fees hereunder, (c) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Revolving Commitment, (d) change the percentage of the Revolving Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (e) change Sections 2.12(a) or 9.4 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank, (f) change any of the provisions of this Section or the definition of “Required Banks” or any other provision hereof specifying the number or percentage of Banks required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Bank, (g) change Section 2.01(h) of the Guaranty Agreement, (h) release any Guarantor under the Guaranty Agreement, subject to the exceptions set forth in Section 2.01(h) of the Guaranty Agreement or (i) change the definition of Alternative Currency Sublimit, without the written consent of each Bank.

SECTION 9.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of all Banks, and any such assignment or transfer without such consent shall be null and void.

(b) Any Bank may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in its Revolving Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 2.15(d) with respect to any payments made by such Bank to its Participants. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (a), (b) or (c) of Section 9.5 without the consent of the Participant. Subject to Section 9.6(f), the Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII and Section 2.15 with respect to its participating interest; provided that no

Participant shall be entitled to the benefit of Section 2.15 unless such Participant complies with Section 2.15(f) as if it were a Bank. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to the Borrower or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c) Any Bank may at any time assign to one or more banks or other financial institutions (other than any natural person, the Borrower or any Affiliate of the Borrower) (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit B hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, the applicable Issuing Bank, the Swingline Lender and the Administrative Agent, which consent, in each case, shall not be unreasonably withheld or delayed; provided that (i) the consent of the Borrower, the Administrative Agent, the applicable Issuing Bank and the Swingline Lender shall not be required if an Assignee is another Bank or an Affiliate of such transferor Bank or an Approved Fund and such Assignee delivers any forms, confirmations and certifications referenced in the last sentence of this Section 9.6(c) and (ii) the consent of the Borrower shall not be required if an assignment is made during the existence of any Event of Default under Section 6.1; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Revolving Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent (but shall continue to be entitled to the benefits of Sections 2.15, 8.3 and 9.3), and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of US$3,500. The Assignee shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any taxes in accordance with Section 2.15. In addition, the Borrower is entitled to withhold consent to such assignment if the Assignee is unable to deliver any forms or confirmations required by Section 2.15(f), including, without limiting the generality of the foregoing, two duly completed copies of IRS Form W-9, W-8BEN, W-8BEN-E, W-8ECI or W-8IMY (or a successor form), as applicable, certifying that if payments under this Agreement and the Notes were paid to such Assignee by the Borrower, such Assignee would be entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States tax.

(d) Assignments shall be subject to the following additional conditions: (i) except in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Revolving Commitment or Loans, the amount of the Revolving Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 6.1 has occurred and is continuing and (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement.

(e) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Loans and, if applicable, Note to a Federal Reserve Bank (or similar Governmental Authority having jurisdiction over such Bank). No such assignment shall release the transferor Bank from its obligations hereunder.

(f) No Assignee of any Bank’s rights shall be entitled to receive any greater payment under Section 2.15 or Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the prior written consent of the Borrower or by reason of the provisions of Section 8.2 or 8.3 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist. No Participant shall be entitled to receive any greater payment under Section 2.15, Section 8.3 or any other provision hereof than such Bank would have been entitled to receive with respect to such participation sold to such Participant, unless the sale of such participation to such Participant is made with the prior written consent of the Borrower.

(g) The Administrative Agent, on behalf of the Borrower, shall maintain at the Administrative Agent’s Domestic Lending Office a copy of each Assignment and Assumption Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Revolving Commitment of, and principal amount of the Loan owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Banks may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Bank (with respect to any entry relating to such Bank’s Loans) at any reasonable time and from time to time upon reasonable prior notice.

(h) Notwithstanding the foregoing, no assignment under this Section 9.6 shall be made to a natural person, the Borrower or any of the Borrower’s Affiliates.

(i) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. Each Loan Party hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.

Each Loan Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.9. Counterparts; Integration; Execution. (a) This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.1), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Banks shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Bank, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, for all purposes, including in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Banks and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (ii) agrees that the Administrative Agent and each of the Banks may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (iii) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (iv) waives any claim against any Indemnitee for any Liabilities arising solely from the Administrative Agent’s and/or any Bank’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.10. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Banks or any Bank on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Bank on a non-confidential basis prior to disclosure by the applicable Loan Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Banks may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers, including league table providers, to the Administrative Agent and the Bank in connection with the administration of this Agreement, the other Loan Documents, and the Revolving Commitments.

EACH BANK ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.10 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH BANK REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON- PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.11. No Fiduciary Duty. Each Agent, each Bank and their Affiliates (collectively, solely for purposes of this paragraph, the “Banks”), may have economic interests that conflict with those of the Loan Parties. Each Loan Party agrees that neither the Loan Documents nor any transactions contemplated by the Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Banks and the Loan Parties, their stockholders or their Affiliates. Each Loan Party acknowledges and agrees that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Banks, on the one hand, and the Loan Parties, on the other, (ii) in connection with any transactions contemplated by the Loan Documents and with the process leading to such transaction, each of the Banks is acting solely as a principal and not the agent or fiduciary of any Loan Party or its management, stockholders, creditors or any other Person, (iii) no Bank has assumed an advisory or fiduciary responsibility in favor of any Loan Party with respect to any transactions contemplated by the Loan Documents or the process leading thereto (irrespective of whether any Bank or any of its Affiliates has advised or is currently advising such Loan Party on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (iv) each Loan Party has consulted its own legal and financial advisors to the extent such Loan Party deemed appropriate. Each Loan Party further acknowledges and agrees that it is responsible for making its own independent judgments with respect to any transactions contemplated by the Loan Documents and the process leading thereto. Each Loan Party agrees that it will not claim that any Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with any transactions contemplated by the Loan Documents or the process leading thereto.

SECTION 9.12. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including the Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be determined as described in the definition of US Dollar Equivalent in Section 1.1 hereof and in accordance with normal banking procedures in the relevant jurisdiction of the first currency and shall be calculated at approximately 10:00 A.M. (New York City time) or as close to such time as is reasonably practicable on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Loan Party in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, each Loan Party agrees, as applicable, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each Loan Party contained in this Section 9.12 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder. Furthermore, if the amount of the Agreement Currency purchased as described above is more than the sum originally due to the Applicable Creditor in the Agreement Currency, then such Applicable Creditor shall remit such excess to the applicable Loan Party.

SECTION 9.13. WAIVER OF JURY TRIAL. EACH LOAN PARTY, EACH AGENT AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.14. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.15. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.16. [Reserved].

SECTION 9.17. USA PATRIOT Act Notice. Each Bank hereby notifies each Loan Party that, pursuant to the requirements of bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the names and addresses of each Loan Party and other information that will allow such Bank to identify each Loan Party in accordance with the Patriot Act.

SECTION 9.18. Survival. The provisions of Sections 2.13, 2.15, 2.21(b), 8.3 and 9.3 and Article VII (other than Section 7.9) shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments, the termination of this Agreement or any provision hereof or whether extensions of credit are made hereunder.

SECTION 9.19. Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties to any such Loan Document, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.20. Acknowledgment Regarding Any Supported QFCs. (a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Bank shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their proper and duly authorized officers as of the day and year first above written.

LENNOX INTERNATIONAL INC., as Borrower

By:
	Name:	Theresa McCray
	Title:	Vice President, Corporate Tax and Treasurer

[Signature Page to Lennox Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an Issuing Bank and a Bank

By:	/s/ Jonathan Bennett
	Name:	Jonathan Bennett
	Title:	Executive Director

[Signature Page to Lennox Credit Agreement]

BANK OF AMERICA, N.A.,
as a Syndication Agent, an Issuing Bank and a Bank

By:	/s/ Allison W. Connally
	Name:	Allison W. Connally
	Title:	Senior Vice President

[Signature Page to Lennox Credit Agreement]

WELLS FARGO BANK, N.A.,
as a Syndication Agent, an Issuing Bank and a Bank

By:	/s/ Ashley Nichols
	Name:	Ashley Nichols
	Title:	Vice President

[Signature Page to Lennox Credit Agreement]

MUFG BANK, LTD., as a Syndication Agent, an Issuing Bank and a Bank

By:	/s/ Victor Pierzchalski
	Name:	Victor Pierzchalski
	Title:	Authorized Signatory

[Signature Page to Lennox Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
as a Syndication Agent, an Issuing Bank and a Bank

By:	/s/ Steven L. Sawyer
	Name:	Steven L. Sawyer
	Title:	Senior Vice President

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

PNC BANK, NATIONAL ASSOCIATION,
as a Bank

By:	/s/ R. Ruining Nyugen
	Name:	R. Ruining Nyugen
	Title:	Senior Vice President

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

Regions Bank,
as a Bank

By:	/s/ Claudia Biedenharn
	Name:	Claudia Biedenharn
	Title:	Director

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

Truist Bank,
as a Bank

By:	/s/ Johnetta Bush
	Name:	Johnetta Bush
	Title:	Director

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

The Bank of Nova Scotia,
as a Bank

By:	/s/ Kevin McCarthy
	Name:	Kevin McCarthy
	Title:	Director

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

Zions Bancorporation, N.A. dba Amegy Bank,
as a Bank

By:	/s/ Kathy V. Magee
	Name:	Kathy V. Magee
	Title:	Senior Vice President

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

BOKF N.A. d.b.a. Bank of Texas,
as a Bank

By:	/s/ Nathaniel Jacks
Name: Nathaniel Jacks
Title: Vice President

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

The Northern Trust Bank,
as a Bank

By:	/s/ Will Hicks
	Name:	Will Hicks
	Title:	Vice President

[Signature Page to Lennox Credit Agreement]

BANK SIGNATURE PAGE TO THE

CREDIT AGREEMENT OF

LENNOX INTERNATIONAL INC.

Comerica Bank,
as a Bank

By:	/s/ John Smithson
Name: John Smithson
Title: Vice President

[Signature Page to Lennox Credit Agreement]

SCHEDULE 2.1(A)

REVOLVING COMMITMENTS

Bank	Revolving Commitment
JPMorgan Chase Bank, N.A.	US$	90,000,000.00
Bank of America, N.A.	US$	90,000,000.00
Wells Fargo Bank, N.A.	US$	90,000,000.00
MUFG Bank, Ltd.	US$	90,000,000.00
U.S. Bank National Association	US$	90,000,000.00
PNC Bank, National Association	US$	62,500,000.00
Regions Bank	US$	62,500,000.00
Truist Bank	US$	62,500,000.00
The Bank of Nova Scotia	US$	22,500,000.00
Zions Bancorporation, N.A. dba Amegy Bank Lender	US$	22,500,000.00
BOKF, N.A. dba Bank of Texas	US$	22,500,000.00
The Northern Trust Company	US$	22,500,000.00
Comerica Bank	US$	22,500,000.00

TOTAL:	US$	750,000,000.00

SCHEDULE 2.1(B)

LETTER OF CREDIT COMMITMENTS

Issuing Bank	Letter of Credit Commitment
JPMorgan Chase Bank, N.A.	US$	20,000,000.00
Bank of America, N.A.	US$	20,000,000.00
Wells Fargo Bank, N.A.	US$	20,000,000.00
MUFG Bank, Ltd.	US$	20,000,000.00
U.S. Bank National Association	US$	20,000,000.00

TOTAL:	US$	100,000,000.00

SCHEDULE 2.18

EXISTING LETTERS OF CREDIT

Issuing Bank	LC Number	Amount		Beneficiary	Purpose
Chase	CDCS-812901		$1,749,022.00	ACE American Insurance Company	Kemper ‘91-‘01 WC
Chase	D-218869		$464,041.00	ACE American Insurance Company	ACE ‘96 - ‘99
Chase	D-218998		$10,000.00	Lumberman’s Underwriting Alliance	LHP Workers Comp

TOTAL:		US$	2,223,063.00

SCHEDULE 5.8

EXISTING INDEBTEDNESS

1.    Indebtedness of up to 10 million Euros owed by LGL Holland B.V. to Bank of America, National Association Amsterdam Branch under an uncommitted credit facility initially dated April 17, 2012 and subsequently amended.

SCHEDULE 5.9

EXISTING LIENS

1.    Liens granted pursuant to the Second Amended and Restated Lease Agreement, dated as of March 1, 2019, by and between the Borrower and MUFG Americas Capital Leasing & Finance, LLC, as amended.